UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April         , 2014

To Our Shareholders:

The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 6, 2014, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 12, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2013 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein

Robert H. Schottenstein,

Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2014

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 6, 2014, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2017 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

3)	To consider and vote upon a proposal to adopt an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of common shares that the Company is authorized to issue from 38,000,000 common shares to 58,000,000 common shares;

4)	To consider and vote upon a proposal to approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan to (1) increase the number of common shares available for issuance under the plan from 1,600,000 common shares to 2,600,000 common shares and (2) increase the number of common shares that may granted under the plan in the form of full value awards without minimum vesting requirements from 70,000 common shares to 260,000 common shares;

5)	To consider and vote upon a proposal to reapprove the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

6)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

7)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 12, 2014 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

April         , 2014

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2013 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE

ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2014.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2013 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•	Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2014

GENERAL

Time, Place and Purposes of Meeting

The 2014 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 6, 2014 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April         , 2014 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 12, 2014 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2013 Annual Report to Shareholders (the “2013 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were              Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual

Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 6, 2014. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the adoption of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors, the advisory vote on executive compensation, the approval of the proposed amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”) and the approval of the proposal to reapprove the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan (the “2009 Annual Incentive Plan”), without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke his or her proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 6, 2014, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR the adoption of the proposed amendment to the Articles (Proposal No. 3), FOR the approval of the proposed amendment to the 2009 LTIP (Proposal No. 4), FOR the reapproval of the material terms of the performance goals under the 2009 Annual Incentive Plan (Proposal No. 5), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 6) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of ten directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Director Nominees - Term to Expire at 2017 Annual Meeting of Shareholders

Joseph A. Alutto, Ph.D.	72	Interim President of The Ohio State University (“OSU”) since July 2013. Dr. Alutto served as the Executive Vice President and Provost of OSU from October 2007 until July 2013, as Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business of the Max M. Fisher College of Business at OSU from 1991 until 2007. Dr. Alutto currently serves as a director of The Children’s Place Retail Stores, Inc. and was formerly a director of Nationwide Financial Services, Inc. and United Retail, Inc. Committee Membership: None	2005

Based on his nearly 23 years of service at OSU, one of the largest universities in the nation, including his current service as Executive Vice President and Provost and 17 years of service as Dean of the College of Business, Dr. Alutto brings business management, strategic planning, finance and human resources expertise to the Board. In addition, having served as a director of multiple public companies, Dr. Alutto provides the Board with knowledge of a broad range of corporate and board functions.

Phillip G. Creek	61

Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and again from December 2009 until May 2010, as Treasurer of M/I Financial Corp. from September 2000 until May 2010 and as Senior Vice President of M/I Financial from February 1997 until September 2000.

Committee Membership: Executive

			2002

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Norman L. Traeger*	74	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2015 Annual Meeting of Shareholders

Thomas D. Igoe*	82	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President - Corporate Banking. Committee Memberships: Audit; Nominating and Governance	2000

Mr. Igoe has more than 35 years of commercial banking experience. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. Mr. Igoe provides the Board with valuable financial knowledge and risk assessment expertise.

J. Thomas Mason	56	Secretary of the Company since July 2002, Executive Vice President of the Company since February 2008 and Chief Legal Officer of the Company since November 2011. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio. Committee Membership: None	2006

Mr. Mason has practiced law for over 30 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	57	President and Chief Executive Officer of Victoria’s Secret, a division of Limited Brands, Inc., a publicly-traded national retailer, since 2006. From 2000 to 2006, Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm. Prior to joining Victoria’s Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer. Committee Memberships: Nominating and Governance; Compensation	2011

Ms. Turney’s service as an executive officer of publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2016 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	72

Senior Partner and Chairman of White Oak Partners, a private equity firm, since 2008. Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a director of TRC Companies, Inc. and The Daimler Group and was formerly a director of Huntington National Bank and NBBJ. In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

Committee Memberships: Audit; Compensation (Chairman); Executive

			1994

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	60

Executive Vice President, Chief Financial Officer and a director of Momentive Performance Holdings LLC, an international specialty chemicals and materials company (“Momentive”), and its wholly-owned subsidiary, Momentive Performance Materials Inc., since October 2010. He has also served as Executive Vice President and Chief Financial Officer of Momentive Specialty Chemicals Inc. (a wholly-owned subsidiary of Momentive formerly known as Hexion Specialty Chemicals, Inc.) since April 1995, and as a director of Momentive Specialty Chemicals Inc. since November 2001. Prior to joining Momentive Specialty Chemicals Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the board of trustees of the James Cancer Foundation Board.

Committee Membership: Audit (Chairman)

			2012

Mr. Carter has more than 35 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial aspects, including accounting, tax, treasury, capital markets and strategic planning.

Michael P. Glimcher*	46

Chairman of the Board of Glimcher Realty Trust, a publicly-traded real estate investment trust that owns, manages, acquires and develops shopping malls, since September 2007 and Chief Executive Officer of Glimcher Realty Trust since January 2005. Prior to holding his current positions, Mr. Glimcher served in numerous management positions since joining Glimcher Realty Trust in 1991. Mr. Glimcher serves on the board of trustees of the National Association of Real Estate Investments Trusts, Arizona State University and the Wexner Center for the Arts.

Committee Membership: Nominating and Governance

			2013

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

As the Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

Robert H. Schottenstein	61	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as Chair of the Board of Trustees of and was formerly a director of Huntington Bancshares Incorporated. Committee Membership: Executive (Chairman)	1993

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 23 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

*	Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has ten members. The Board has determined that six of the ten directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to the six independent directors (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Thomas D. Igoe, Norman L. Traeger and Sharen Jester Turney), the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Joseph A. Alutto, Ph.D., who serves as the Interim President of OSU, the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on Robert H. Schottenstein currently serving as the Chair of the OSU Board of Trustees.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2013, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2013, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times during 2013. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met six times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee Chairman provided a telephonic report regarding each of these meetings to the other members of the Audit Committee. The Audit Committee’s report relating to the 2013 fiscal year appears on page 71 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing, making recommendations to the Board concerning and administering the Company’s cash incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met seven times during 2013. The Compensation Committee’s report relating to the 2013 fiscal year appears on page 58 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 43 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2013 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners, an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2013 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2013.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2013, the Executive Committee did not hold any formal meetings; however, the committee approved four actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2013 and the year-to-date period in 2014, all Related Person Transactions have been approved in accordance with our Related Person Transaction Policy (none of which require disclosure under Item 404(a) of Regulation S-K).

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All ten directors attended the 2013 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or inside directors present at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate. As discussed in further detail in “—Board Leadership Structure” below, in November 2013, the Board established a Lead Independent Director position and, beginning in 2014, each executive session will be chaired by our Lead Independent Director. During 2013, the non-management directors held four executive sessions and these executive sessions were chaired by one of our non-management directors on a rotating basis in alphabetical order.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 23 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board established a Lead Independent Director position in November 2013 in connection with its periodic review of our leadership structure and appointed Mr. Böhm as the Lead Independent Director. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;

•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;

•	review with the Chairman and approve information provided to the Board;

•	call executive sessions or meetings of the independent directors or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;

•	preside at all meetings of the Board at which the Chairman is not present;

•	meet separately with the Chairman after executive sessions of the independent directors or the non-management directors to review matters considered during such executive sessions;

•	serve as the liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with the Company’s shareholders, if requested; and

•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 59 of this Proxy Statement (the “Named Executive Officers”) as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote). Our Board has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

We are committed to responsible executive compensation practices. Our executive compensation program seeks to promote four primary objectives: (1) attracting and retaining exceptional executive officers; (2) motivating our executive officers; (3) aligning the interests of our executives and our shareholders; and (4) rewarding performance. To achieve these objectives, we use a combination of base salary, annual cash performance bonus, long-term equity awards and limited benefits and perquisites. Our executive compensation program is intended to be competitive with our peer group while concentrating a significant portion of each Named Executive Officer’s potential total compensation in variable compensation that is tied to our achievement of measurable performance goals and/or the long-term appreciation in the price of our Common Shares. We believe this concentration motivates and engages our Named Executive Officers, creates a strong link between pay and performance and aligns the interests of our Named Executive Officers and our shareholders.

Our principal company goal for 2013 was to maintain and build upon our profitability. Following our return to profitability in 2012, we established financial and operational goals for 2013 intended to drive our profitability with a focus on increasing our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). The “Compensation Discussion and Analysis” beginning on page 43 of this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee in 2013. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 59 - 67 of this Proxy Statement. Highlights of our 2013 executive compensation program and the Compensation Committee’s decisions include:

•	Base Salary. In 2013, the Compensation Committee increased the base salaries of Robert H. Schottenstein and Phillip G. Creek from $825,000 to $900,000 and from $550,000 to $600,000, respectively, and did not change the base salary of J. Thomas Mason (which remained at the level established in 2010).

•	Annual Cash Performance Bonus. For 2013, each Named Executive Officer was eligible to receive a cash performance bonus based entirely on our Adjusted Pre-Tax Income. The Compensation Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2013 to directly align our Named Executive Officers’ compensation with our company goal of growing our profitability. Additionally, the Compensation Committee designed the 2013 performance bonus program so that the Named Executive Officers would earn relatively modest bonuses for maintaining our profitability and more significant bonuses only if we materially exceeded our 2012 Adjusted Pre-Tax Income.

In 2013, we built upon our positive results in 2012 and achieved Adjusted Pre-Tax Income of $47.1 million and net income of $38.6 million (excluding a non-operating benefit of $112.8 million from the reversal of a majority of our deferred tax valuation allowance), which represented improvements of $33.6 million and $25.3 million, respectively, from 2012. Based on our achievement of the Adjusted Pre-Tax Income performance goal, each Named Executive Officer received a cash performance bonus for 2013 that represented 71% of his maximum potential performance bonus opportunity.

•	Equity-Based Compensation. For 2013, the Compensation Committee increased the number of service-based stock options awarded to each Named Executive Officer by 10%. The Committee increased the number of options awarded to the Named Executive Officers based on the combination of our performance in 2012 and the relative amount of the Named Executive Officers’ equity-based compensation compared to our peer group.

In addition to building upon our profitability in 2013, we improved our operational and financial performance on a number of other key fronts. For 2013, we, among other things, increased our revenue by 36%, increased our new contracts and homes delivered by 25% and 26%, respectively, finished the year with backlog units and sales value that were 33% and 44% greater than a year earlier (with the year-end unit level and sales value at their highest since 2006), respectively, opened 65 new communities, increased our community count by 20%, entered the Dallas/Fort Worth, Texas market, increased our controlled lots by 40% and maintained our significant liquidity by ending the year with more than $143 million in cash and no outstanding borrowings under our $200 million unsecured credit facility.

The vote on our executive compensation program is advisory, which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. To the extent there is a significant vote against this proposal, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our

Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE

THE NUMBER OF AUTHORIZED COMMON SHARES

On February 18, 2014, the Board unanimously approved, subject to adoption by our shareholders, an amendment to our Articles to increase the number of Common Shares that we are authorized to issue from 38,000,000 Common Shares to 58,000,000 Common Shares.

Description of the Proposed Amendment

We are presently authorized to issue 40,000,000 shares of capital stock, consisting of (1) 38,000,000 Common Shares and (2) 2,000,000 preferred shares, par value $.01 per share (the “Preferred Shares”). Under Ohio law, we may issue Common Shares only to the extent such shares have been authorized for issuance under our Articles.

As of February 18, 2014, there were (1) 24,431,036 Common Shares issued and outstanding, (2) 2,518,830 Common Shares reserved for issuance under our equity-based incentive compensation plans (i.e., the sum of (a) the Common Shares underlying our outstanding equity awards (assuming the outstanding performance share units are earned at the maximum level), (b) the Common Shares underlying the outstanding phantom stock units under our deferred compensation plans and (c) the Common Shares that remain available for future grants of awards under the 2009 LTIP), (3) 3,261,480 Common Shares reserved for issuance upon conversion of our 3.25% senior subordinated convertible notes due 2017 and (4) 3,670,204 Common Shares reserved for issuance upon conversion of our 3.0% senior subordinated convertible notes due 2018. Accordingly, we have only approximately 4,118,450 unreserved Common Shares available for future issuance. If our shareholders approve Proposal No. 4 below, the number of Common Shares reserved for issuance under our equity-based incentive compensation plans will increase by 1,000,000 and the number of unreserved Common Shares available for future issuance will decrease to approximately 3,118,450.

We last increased the number of our authorized Common Shares in 1993 in connection with our initial public offering. Since then, we have engaged in numerous transactions involving our Common Shares, including (1) a two-for-one share split in 2002 (7,582,561 Common Shares), (2) a public offering of Common Shares in 2009 (4,475,600 Common Shares), (3) a public offering of Common Shares (2,530,000 Common Shares) and a public offering of senior subordinated notes convertible into Common Shares (3,261,480 Common Shares reserved for issuance) in 2012 and (4) a public offering of Common Shares (2,461,000 Common Shares) and a public offering of senior subordinated notes convertible into Common Shares (3,670,204 Common Shares reserved for issuance) in 2013.

The additional authorized Common Shares, if and when issued, would be part of the existing class of Common Shares and would have the same rights and privileges as the Common Shares currently outstanding. Our shareholders do not have preemptive rights with respect to our Common Shares. Accordingly, if the Board elects to issue additional Common Shares, existing shareholders would not have any preferential rights to purchase such Common Shares.

The proposed amendment will not affect our authorized but unissued Preferred Shares or our 2,000 outstanding 9.75% Series A Preferred Shares.

Text of the Amendment

We propose to amend the first paragraph of Article FOURTH of our Articles so that it would read in its entirety as follows:

FOURTH: A. The maximum number of shares which the corporation is authorized to have outstanding shall be sixty million (60,000,000) shares, consisting of fifty-eight million (58,000,000)

common shares with one cent ($0.01) par value (the “Common Shares”) and two million (2,000,000) preferred shares with one cent ($0.01) par value (the “Preferred Shares”).

The only changes that would be made to the first paragraph of Article FOURTH, as currently in effect, would be to increase the total number of Common Shares that we may issue from 38,000,000 Common Shares to 58,000,000 Common Shares and to reflect a corresponding increase in the aggregate number of shares of capital stock of all classes that may be issued from 40,000,000 shares to 60,000,000 shares.

Purpose of the Amendment

The Board is recommending this increase in the number of authorized Common Shares to give us flexibility to issue Common Shares for future corporate needs. As a general matter, the Board would be able to issue the additional Common Shares in its discretion from time-to-time without further shareholder approval, except as such approval may be required by applicable law or NYSE Rules. The additional authorized Common Shares would be issuable for any proper corporate purpose, including capital-raising or financing transactions, stock splits, stock dividends, strategic acquisitions or investments and equity-based compensation. We have no present plans, proposals or arrangements, written or otherwise, with respect to the issuance of any of the additional Common Shares. However, the Board believes that the additional Common Shares will enhance our ability to take advantage in a timely manner of market conditions or favorable opportunities and transactions, if any, which may arise in the future, without the expense and delay of obtaining further shareholder approval for any particular issuance. We do not anticipate that we will seek further authorization from shareholders for issuance of additional Common Shares unless required to do so.

Potential Adverse Effects of the Amendment

The authorization of the additional Common Shares sought by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of our current shareholders. However, future issuances of the additional Common Shares could have a dilutive effect on our earnings per share, book value per share and the voting power and percentage interest of our then current shareholders and a negative effect on the market price of our Common Shares.

The availability of the additional Common Shares for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company and, thereby, be deemed to have an anti-takeover effect. Additional Common Shares could be issued in one or more transactions that could resist, frustrate or make more difficult a third-party transaction providing an above-market premium that is favored by a majority of our independent shareholders. For example, the Board could issue the additional Common Shares in an effort to dilute the ownership of a person seeking to obtain control of the Company or increase the voting power of persons who would support the Board in opposing a takeover attempt.

The proposed amendment is not part of a plan to adopt other measures having potential anti-takeover effects. Our Articles and Regulations and the Ohio General Corporation Law currently include certain provisions which may be considered to have an anti-takeover effect, including without limitation, provisions: authorizing “blank check” preferred stock; classifying the board of directors; limiting the ability of shareholders to take actions by written consent; imposing supermajority shareholder approval requirements for certain changes to our Regulations; imposing notice and procedural requirements with respect to shareholder nominations of directors; implementing requirements substantially similar to those contained in the Control Share Acquisition Act embodied in Section 1701.831 of the Ohio General Corporation Law; and restricting the ability of a person or group of persons from accumulating 5% or more, or from increasing their ownership if they already own 5% or more, of our Common Shares, without the approval of the Board.

The Board is not currently aware of any specific efforts to obtain control of the Company, and this proposal is not being presented in response to any known efforts to obtain control of the Company.

Effectiveness of the Amendment

If the proposed amendment is adopted by our shareholders, it will become effective upon the filing of a certificate of amendment to our Articles with the Ohio Secretary of State, which we expect to file promptly after such adoption.

Vote Required

The affirmative vote of holders of two-thirds of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the adoption of the amendment to our

Articles to increase the number of authorized Common Shares.

Proposal No. 4

APPROVAL OF AMENDMENT TO THE M/I HOMES, INC. 2009 LONG-TERM INCENTIVE PLAN

On February 18, 2014, the Board unanimously adopted, subject to approval by our shareholders, an amendment (the “2009 LTIP Amendment”) to the 2009 LTIP to (1) increase the number of Common Shares available for issuance under the 2009 LTIP and (2) increase the number of Common Shares that may granted under the 2009 LTIP in the form of Full Value Awards (as defined below) without minimum vesting requirements. In this Proposal No. 4, we are asking our shareholders to approve the 2009 LTIP Amendment.

The purpose of the 2009 LTIP is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan and achieve strong performance in the future. The 2009 LTIP serves these purposes by making equity- and cash-based awards available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase Common Shares (“NQSOs”);

•	incentive stock options to purchase Common Shares (“ISOs” and, together with NQSOs, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted Common Shares (“Restricted Stock”);

•	other stock-based awards — awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of our Common Shares (“Other Stock-Based Awards”); and

•	cash-based awards (“Cash Awards”).

The Proposed 2009 LTIP Amendment

The proposed 2009 LTIP Amendment makes two changes to the 2009 LTIP.

Increase in Share Authorization. We are proposing to increase the maximum aggregate number of Common Shares available for grant under the 2009 LTIP by 1,000,000 Common Shares. As of February 18, 2014 (and excluding the proposed share increase), 81,520 Common Shares remained available for future grants of awards under the 2009 LTIP.

The 2009 LTIP is our only equity incentive plan. Because we believe equity compensation is a valuable tool to attract and retain exceptional personnel, motivate performance and align the interests of our personnel with the interests of our shareholders, we strongly believe that the 2009 LTIP Amendment is important to our future success. By increasing the number of Common Shares available for issuance under the 2009 LTIP, we estimate that we will have a sufficient number of Common Shares available for issuance under the 2009 LTIP to continue to provide equity-based incentive compensation in amounts determined appropriate by the Compensation Committee over approximately the next three years (2015 through 2017). If our shareholders do not approve the 2009 LTIP Amendment, we will not have enough Common Shares available for issuance under the 2009 LTIP to fund our normal annual equity grants in 2015. We believe that such a lack of available equity would materially limit our ability to attract, retain and motivate individuals integral to achieving our business goals and objectives.

We recognize that equity awards dilute existing shareholders. The Compensation Committee annually reviews our equity compensation program to ensure that we balance the goals of attracting, retaining and motivating our employees with our shareholders’ interest in limiting dilution. In reaching our conclusion as to the appropriateness of the number of additional Common Share we are seeking to add to the 2009 LTIP in this proposal, we reviewed, among other things, our burn rate, a metric that quantifies how quickly a company uses its shareholder capital and that is commonly used by investors to evaluate such proposals. We manage our burn rate of awards granted over time to levels we believe are reasonable and appropriate. We have a three-year average burn rate as of December 31, 2013 of 1.67%, which is below the Institutional Shareholder Services (“ISS”) burn rate cap of 4.28% applied to our ISS industry classification (consumer durables and apparel). The burn rate was calculated as the three-year average of the total number of Options and stock units awarded during each year divided by the weighted average Common Shares outstanding for each such year (assuming a 1.35x weighting for the stock unit awards).

For more information concerning the number of Common Shares available for issuance under the 2009 LTIP and the outstanding awards under the 2009 LTIP and its predecessor plans, see “— New Plan Benefits” and “Equity Compensation Plan Information” on pages 31 and 70 of this Proxy Statement, respectively.

Increase in Number of Unrestricted Full Value Awards. We are proposing to increase the number of Common Shares that may be awarded in the form of Full Value Awards (i.e., an award that is settled in Common Shares, other than an Option or a SAR) without any minimum vesting requirements from 70,000 Common Shares to 260,000 Common Shares. Currently, under the 2009 LTIP, the Compensation Committee may grant up to 70,000 Common Shares in the form of Full Value Awards without any minimum vesting requirements, and, for all other Full Value Awards, (1) no condition on vesting of such award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year and (2) no condition on vesting of such award that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over three years from the date of grant, except as otherwise described in the related award agreement in connection with a participant’s termination due to death, disability or retirement or in connection with a change in control.

When our shareholders originally approved the 2009 LTIP at our 2009 Annual Meeting of Shareholders, the 70,000 Common Shares subject to the exception from the minimum vesting requirements represented 10% of the total number of Common Shares available for grant under the 2009 LTIP. Since the 2009 Annual Meeting, we have utilized this exception solely in connection with our non-employee director compensation program. Specifically, we have granted our non-employee directors 1,000 stock units annually (1,500 in 2013) which are settled in Common Shares upon the director’s separation from service. Because these stock units are fully vested upon grant, they constitute Full Value Awards subject to this exception. When our shareholders approved an amendment to the 2009 LTIP at our 2012 Annual Meeting of Shareholders to increase the total number of Common Shares available for grant under the 2009 LTIP to 1,600,000, we did not increase the number of Common Shares subject to this exception. As of February 18, 2014, we had only 22,075 Common Shares available for grant pursuant to this exception. Increasing the number of Common Shares subject to this exception allows us to continue our current non-employee director compensation program. At the same time, the number of Common Shares subject to the exception will not exceed 10% of the total number of Common Shares available for grant under the 2009 LTIP. Thus, we are only proposing to increase the number of Common Shares subject to this exception proportionally with the increases in the number of Common Shares available for grant under the 2009 LTIP (as proposed to be amended by the 2009 LTIP Amendment). For more information concerning the compensation of our directors, see “Compensation of Directors” on page 68 of this Proxy Statement

Corporate Governance Practices

We have designed the 2009 LTIP to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements and shareholders’ interests. These provisions include:

No Discounted Options or SARs. Options and SARs may not be granted with an exercise price less than the fair market value of our Common Shares on the date of grant.

No Repricing Without Shareholder Approval. At any time when the exercise price of an Option or SAR is above the market price of our Common Shares, we cannot, without shareholder approval, “reprice” such Option or SAR by reducing the exercise price or exchanging such Option or SAR for cash or other awards (including a new Option or SAR) at a reduced exercise price.

Independent Committee Administration. The 2009 LTIP is administered by the Compensation Committee, whose members satisfy the NYSE standards for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (“Section 162(m)”).

Minimum Vesting Requirements. All Full Value Awards, including Restricted Stock and Other Stock-Based Awards, must meet minimum vesting requirements, subject to certain limited exceptions. For Full Value Awards that are performance-based, performance must be measured over a period of at least one year and Full Value Awards that are not performance-based must have vesting periods over at least three years, in each case with certain limited exceptions.

Section 162(m) Eligibility. The Compensation Committee has the flexibility to approve awards eligible for treatment as “performance-based” compensation under Section 162(m).

No Liberal Share Recycling. Common Shares subject to an award that are used to pay the exercise price of such award or are withheld to satisfy taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the 2009 LTIP. In addition, unissued Common Shares resulting from the settlement of SARs in Common Shares do not become available for issuance as future awards under the 2009 LTIP.

Fungible Share Design. Common Shares issued in connection with Restricted Stock and Other Stock-Based Awards count against the number of Common Shares authorized for issuance under the 2009 LTIP at a higher rate (1.35) than Common Shares issued upon exercise of Options and SARs.

No Annual “Evergreen” Provision. The 2009 LTIP provides a specific maximum share limitation (2,600,000 Common Shares if the 2009 LTIP Amendment is approved) and does not provide for an annual, automatic increase in the number of Common Shares available for future awards.

Summary of the 2009 LTIP as Proposed to be Amended

The material features of the 2009 LTIP, as it is proposed to be amended by the 2009 LTIP Amendment, are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2009 LTIP, as it is proposed to be amended by the 2009 LTIP Amendment, which is attached to this Proxy Statement as Appendix A.

Available Common Shares

Subject to the adjustments discussed below, the aggregate number of Common Shares available for the grant of awards under the 2009 LTIP will be 2,600,000. Common Shares issued under the 2009 LTIP may consist of: (1) treasury shares; (2) authorized but unissued Common Shares not reserved for any other purpose; or (3) Common Shares purchased by us in the open market for such purpose.

Upon the grant of an Option or a SAR, we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such award. Upon the grant of an award, other than an Option or a SAR, that is to be settled by the issuance of Common Shares (a “Full Value Award”), we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such award multiplied by 1.35. In the case of any SAR which is settled in Common Shares, we will count the full number of Common Shares subject to the SAR against the number of Common Shares available for future awards, regardless of the number of Common Shares used to settle the SAR upon exercise. In addition, Common Shares subject to an award that are used to pay the exercise price of such award or are withheld to satisfy taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the 2009 LTIP.

The following Common Shares may be awarded under the 2009 LTIP and do not count against the 2,600,000 share limit:

•	Common Shares covered by an award granted under the 2009 LTIP that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an award granted under the 2009 LTIP that, by its terms, may be settled only in cash;

•	Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the 2009 LTIP as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and us or any of our affiliates; and

•	Common Shares subject to outstanding awards under our predecessor equity incentive plan, the 1993 Stock Incentive Plan, as amended, as of May 5, 2009 that, on or after such date, cease to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Common Shares.

During any fiscal year, the Compensation Committee may not grant any participant:

•	Options covering more than 700,000 Common Shares;

•	SARs covering more than 700,000 Common Shares;

•	more than 700,000 shares of Restricted Stock;

•	Other Stock-Based Awards covering more than 700,000 Common Shares;

•	Cash Awards equal to more than $15 million;

•	Performance-Based Awards that are to be settled in Common Shares covering more than 700,000 Common Shares;

•	Performance-Based Awards that are to be settled in cash equal to more than $15 million; or

•	Full Value Awards covering more than 700,000 Common Shares.

The foregoing limits only apply to awards that are granted to covered employees and designated by the Compensation Committee as qualified performance-based compensation for purposes of Section 162(m).

In the event of any Common Share dividend, Common Share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to: (1) the number of Common Shares that it may issue under the 2009 LTIP; (2) any Common Share-based limits imposed under the 2009 LTIP; and (3) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding awards.

Administration

The Compensation Committee will administer the 2009 LTIP. The Compensation Committee will be comprised of at least two directors, each of whom will be independent under the NYSE Rules, an “outside director” (within the meaning of Section 162(m)) and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, the Compensation Committee will determine which participants will be granted awards, the type of each award granted and the terms and conditions of each award. The Compensation Committee will also have full power and authority to: (1) establish, amend and rescind rules and regulations relating to the 2009 LTIP; (2) interpret the 2009 LTIP and all related award agreements; and (3) make any other determinations that it deems necessary or desirable for the administration of the 2009 LTIP. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.

With respect to each award granted under the 2009 LTIP, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (1) the type of award and when and how it may be exercised or earned; (2) any exercise price associated with the award; (3) how the award will or may be settled; and (4) any other applicable terms and conditions affecting the award.

Eligibility

The Compensation Committee may select any: (1) of our employees and those of our affiliates; (2) of our non-employee directors; and (3) consultants who render services to us or our affiliates to receive awards under the 2009 LTIP. As of February 18, 2014, we have seven non-employee directors and there are approximately 878 employees of the Company and our affiliates. We are unable to reasonably estimate the number of third-party consultants who will be eligible to receive awards under the 2009 LTIP.

Types of Awards

Options. The Compensation Committee may grant Options at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NYSE) on the date the Option is granted, and may be paid: (1) in cash; (2) by tendering previously-acquired Common Shares; (3) by a cashless exercise; and/or (4) through any other method approved by the Compensation Committee. The Compensation Committee will also determine the term of the Option (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or a NQSO. The Compensation Committee may grant all of the Common Shares available for issuance under the 2009 LTIP with respect to ISOs. However, the Compensation Committee may only grant ISOs to our employees or those of our subsidiaries, and ISOs will be subject to certain additional restrictions, including without limitation compliance with the requirements of Section 422 of the Code.

Stock Appreciation Rights. The Compensation Committee may grant SARs at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any SAR will be at least equal to the fair market value of the Common Shares on the date the SAR is granted. The Compensation Committee will also determine the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between: (1) the fair market value of a Common Share on the exercise date; and (2) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.

Restricted Stock. The Compensation Committee may grant shares of Restricted Stock at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. Restricted Stock consists of Common Shares that are issued to a participant but are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (1) a requirement that participants pay a purchase price for each share of Restricted Stock; (2) restrictions based on the achievement of specific performance goals; (3) time-based restrictions; or (4) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock award, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2009 LTIP): (1) no condition on vesting of Restricted Stock that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (2) no condition on vesting of Restricted Stock that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over three years from the date of grant. The Compensation Committee may, however, grant up to 260,000 shares of Restricted Stock in the form of Full Value Awards without regard to such minimum vesting requirements.

During the period that the shares of Restricted Stock remain subject to forfeiture: (1) we may retain the certificates representing such shares; (2) a participant may not sell or otherwise transfer such shares; and (3) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares).

At the end of the restriction period: (1) the participant will forfeit the shares of Restricted Stock if all terms, conditions and restrictions specified in the related award agreement have not been met; or (2) we will distribute the shares of Restricted Stock to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.

Other Stock-Based Awards. The Compensation Committee may grant Other Stock-Based Awards at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The Compensation Committee may grant Other Stock-Based Awards in such form as it determines, including, without limitation: (1) unrestricted Common Shares; or (2) time-based or performance-based restricted stock units that are settled in Common Shares and/or cash. The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof), whether the award will include dividend equivalents and any other terms and conditions of the award.

Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement: (1) no condition on vesting of an Other Stock-Based Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (2) no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over three years from the date of grant. The Compensation Committee may, however, grant Other Stock-Based Awards covering up to 260,000 Common Shares in the form of Full Value Awards without regard to such minimum vesting requirements.

Cash-Based Awards. The Compensation Committee may grant Cash Awards at any time during the term of the 2009 LTIP in such amounts, and upon such terms and conditions, as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such award.

Performance-Based Awards. Under the terms of the 2009 LTIP, the Compensation Committee may grant Cash Awards, Restricted Stock and Other Stock-Based Awards in a manner that constitutes qualified performance-based compensation and is deductible by us under Section 162(m). Specifically, the Compensation Committee will condition the grant, vesting, exercisability and/or settlement of such Performance-Based Awards on the attainment of performance goals during a specified performance period. The Compensation Committee will base the performance goals on one or more of the following performance criteria enumerated in the 2009 LTIP:

•	Acquisition and integration of companies

•	Acquisition of assets

•	Balance sheet management

•	Business process metrics (e.g., asset turns, cycle time and one or more elements of efficiency or cost or expense)

•	Cash flow

•	Customer satisfaction

•	Debt leverage

•	Earnings per share

•	Earnings before taxes, interest, depreciation and amortization

•	Employee retention

•	Expense management/reduction

•	Gross margin

•	Home sales

•	Interest coverage ratio excluding impairments

•	Inventory turnover

•	Inventory, land or lot improvement or reduction

•	Investment management

•	Maintenance or improvement of gross and operating profit margins

•	Market capitalization

•	Market share

•	Net income

•	Operating cash flow

•	Pretax income

•	Reduction or maintenance in selling, general and administrative expenses

•	Return on assets

•	Return on capital

•	Return on equity

•	Return on opening shareholder equity

•	Return on operating assets

•	Revenues

•	Shareholder returns

•	Share prices

•	Share price appreciation

As determined by the Compensation Committee, the selected performance criteria may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

For each Performance-Based Award granted to a covered employee, the Compensation Committee will establish in writing the applicable performance goals, performance period and formula for computing the Performance-Based Award while the outcome of the applicable performance goals is substantially uncertain, but in no event later than the earlier of: (1) 90 days after the beginning of the applicable performance period; or (2) the expiration of 25% of the applicable performance period. After the end of each performance period, the Compensation Committee will certify in writing whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied.

To the extent consistent with Section 162(m), the Compensation Committee may calculate performance goals relating to any Performance-Based Award without regard to extraordinary items, and may adjust such performance goals in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. Under the 2009 LTIP, the Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance-Based Award actually paid to a participant.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each award granted under the 2009 LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may generally only accelerate the vesting conditions of an award upon a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2009 LTIP).

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control (as such term is defined in the 2009 LTIP), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award as of the date of the consummation of such Change in Control. Such actions may include, without limitation: (1) the acceleration of the vesting, settlement and/or exercisability of an award; (2) the payment of a cash amount in exchange for the cancellation of an award; and/or (3) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.

Transferability

Except as otherwise provided in a related award agreement: (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award.

No Rights as a Shareholder

Except as otherwise provided in the 2009 LTIP or in a related award agreement, a participant will not have any rights as a shareholder with respect to Common Shares covered by an award unless and until the participant becomes the record holder of such Common Shares.

Repricing

The 2009 LTIP expressly prohibits the Board or the Compensation Committee from amending the terms of an outstanding award to: (1) reduce the exercise price of an outstanding Option or SAR; or (2) cancel an outstanding Option or SAR in exchange for cash or other awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without shareholder approval.

Effective Date and Term

The 2009 LTIP became effective upon its approval by our shareholders on May 5, 2009 and, unless earlier terminated, will continue until May 5, 2019 (except that the Compensation Committee may not grant any ISOs after February 10, 2019).

Amendment or Termination

The Board or the Compensation Committee may amend or terminate the 2009 LTIP at any time, except that no amendment or termination may be made without shareholder approval if: (1) the amendment materially increases the benefits accruing to participants; (2) the amendment materially increases the aggregate number of Common Shares authorized for grant under the 2009 LTIP; (3) the amendment materially modifies the eligibility requirements for participation; or (4) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2009 LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2009 LTIP.

Incentive Stock Options. The Company intends for ISOs to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an ISO is granted, and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an

ISO, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of: (1) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price; or (2) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount realized in excess of the value of the Common Shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options. A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the participant purchases over the number of Common Shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights. A participant will not recognize taxable income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.

If the amount a participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time.

However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and we will not receive a deduction at that time. However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any. We generally will be entitled to a deduction equal to the income that the participant recognizes.

If the participant receives Common Shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the Common Shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the Common Shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Cash-Based Award. A participant will not recognize ordinary income at the time a Cash Award is granted, and we will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and we will be entitled to a corresponding deduction.

Section 409A. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2009 LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

New Plan Benefits

Awards granted under the 2009 LTIP are at the discretion of the Compensation Committee. As such, it is not possible to determine the benefits or the amounts to be received by or allocated to participants under the 2009 LTIP in the future.

As of February 18, 2014, there were: (1) 1,466,005 outstanding Options under the 2009 LTIP; (2) 29,500 outstanding stock units under the 2009 LTIP; and (3) 50,439 outstanding performance share units under the 2009 LTIP (assuming satisfaction of the performance goals at the target level). In accordance with SEC Rules, the following table sets forth all of the Options, stock units and performance share units granted to each of our executive officers and the groups identified below since the adoption of the 2009 LTIP through February 18, 2014:

Name of Individual or Identity of Group and Position	Number of Options(1)	Number of Stock Units(2)	Number of Performance Share Units(3)
Robert H. Schottenstein	387,000	—	25,220
Chairman, Chief Executive Officer and President
Phillip G. Creek	258,000	—	16,813
Executive Vice President and Chief Financial Officer
J. Thomas Mason	129,000	—	8,406
Executive Vice President, Chief Legal Officer and Secretary
All current executive officers, as a group (3 persons)	774,000	—	50,439
All current directors who are not executive officers, as a group (7 directors)	—	29,500	—
Each nominee for election as a director	258,000	11,000	16,813
Each associate of any of such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5 percent of awards under plan	—	—	—
All employees, including all current officers who are not executive officers, as a group	884,390	—	—

(1)	All of these Options: (a) were granted with an exercise price equal to the closing price of our Common Shares on the date of grant; (b) have exercise prices ranging from $12.23 to $23.79 (with a weighted average exercise price of $18.65); and (c) have a ten-year term and expire between February 9, 2020 and February 18, 2024. All of these Options vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the Option was granted, subject to the recipient’s continued employment with us on the applicable vesting date. As of February 18, 2014, the closing price of our Common Shares on the NYSE was $23.79.

(2)	All of these stock units: (a) were granted to our non-employee directors as part of their annual compensation for service as a director; and (b) will be settled in Common Shares upon the applicable director’s separation of service from us.

(3)	All of these performance share units were granted in February 2014, will vest and be earned, if at all, based on our performance during the three-year performance period ending December 31, 2016, subject to the participant’s continued employment, and will be settled in whole Common Shares on a one-for-one basis. The amount shown reflects the target number of performance share units granted. The actual number of performance share units that will vest and be earned may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for the performance goals and be decreased to zero if we fail to meet the minimum performance levels for the performance goals. For more information regarding these performance share units, see “Compensation Discussion and Analysis— Looking Forward – 2014” on page 56 of this Proxy Statement.

As of February 18, 2014, there were: (1) 2,226,084 outstanding options under the 2009 LTIP and its predecessor plans; (2) 45,610 outstanding stock units under the 2009 LTIP and its predecessor plans; (3) 50,439 outstanding performance share units under the 2009 LTIP (assuming satisfaction of the performance goals at the target level); (4) 89,958 outstanding phantom stock units under our deferred compensation plans; and (5) 24,431,036 outstanding Common Shares. These outstanding options have a weighted average exercise price of $25.09 and a weighted average term to expiration of 4.05 years.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the 2009 LTIP Amendment. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the 2009 LTIP Amendment.

Proposal No. 5

REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER

THE M/I HOMES, INC. 2009 ANNUAL INCENTIVE PLAN

We are asking our shareholders to reapprove the material terms of the performance goals under our annual cash incentive plan, the 2009 Annual Incentive Plan, in accordance with Section 162(m). Reapproval of the material terms of the performance goals under the 2009 Annual Incentive Plan will allow awards made thereunder to qualify as tax deductible “performance-based” compensation under Section 162(m).

The purpose of the 2009 Annual Incentive Plan is to foster and promote our long-term financial success and increase shareholder value by (1) providing participants an opportunity to earn cash compensation if specified performance objectives are met, (2) enabling us to attract and retain talented employees and (3) maximizing our tax deduction for compensation paid to participants. As discussed below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2009 Annual Incentive Plan is an important part of our overall compensation program.

The 2009 Annual Incentive Plan has not been amended, modified or altered in any way. Accordingly, we are not asking our shareholders to approve any amendment to the 2009 Annual Incentive Plan.

Section 162(m) of the Internal Revenue Code

We intend for compensation payable under the 2009 Annual Incentive Plan to constitute “performance-based” compensation under Section 162(m). Section 162(m) generally prohibits a company from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by the company’s shareholders at least once every five years. For purposes of Section 162(m), the material terms of the performance goals include: (1) the individuals eligible to receive compensation upon achievement of performance goals; (2) the business criteria on which the performance goals may be based; and (3) the maximum amount that may be paid to an individual upon attainment of the performance goals. Each of these aspects of the 2009 Annual Incentive Plan is included in the summary description below.

Our shareholders previously approved the 2009 Annual Incentive Plan and its material terms at our 2009 Annual Meeting of Shareholders.

Summary of the 2009 Annual Incentive Plan

The material features of the 2009 Annual Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2009 Annual Incentive Plan, which is attached to this Proxy Statement as Appendix B.

Administration. The Compensation Committee will administer the 2009 Annual Incentive Plan. The Compensation Committee will be comprised of at least three directors, each of whom qualifies as an “outside director” (within the meaning of Section 162(m)). The Compensation Committee will have the authority to select the individuals to whom awards may be granted, grant awards and determine the terms and conditions of each award. The Compensation Committee will also have the authority to construe, interpret and administer the 2009 Annual Incentive Plan. The Compensation Committee may not, however, interpret the 2009 Annual Incentive Plan in a manner that would cause any award intended to constitute qualified performance-based compensation under Section 162(m) to fail to so qualify with respect to a covered employee. All determinations made by the Compensation Committee will be final and conclusive on all persons.

Eligibility. The Compensation Committee may select any officer or other key employee of the Company or any of its affiliates to participate in the 2009 Annual Incentive Plan. The Compensation Committee will select the individuals eligible to participate in the 2009 Annual Incentive Plan for each performance period, which will consist of each fiscal year (or portion thereof) of the Company, or such other period of twelve months or less as determined by the Compensation Committee. As of February 18, 2014, there were 32 officers and other key employees of the Company and its affiliates.

Description of Awards and Performance Criteria. For each performance period, the Compensation Committee may grant awards in such amounts and on such terms as it determines. For each award granted under the 2009 Annual Incentive Plan, the Compensation Committee will establish one or more performance objectives that will be applied to determine the amount of compensation payable with respect to such award. The Compensation Committee will base the performance objectives on one or more of the following performance criteria enumerated in the 2009 Annual Incentive Plan:

•	Acquisition and integration of companies

•	Acquisition of assets

•	Balance sheet management

•	Business process metrics (e.g., asset turns, cycle time and one or more elements of efficiency or cost or expense)

•	Cash flow

•	Customer satisfaction

•	Debt leverage

•	Earnings per share

•	Earnings before taxes, interest, depreciation and amortization

•	Employee retention

•	Expense management/reduction

•	Gross margin

•	Home sales

•	Interest coverage ratio excluding impairments

•	Inventory turnover

•	Inventory, land or lot improvement or reduction

•	Investment management

•	Maintenance or improvement of gross and operating profit margins

•	Market capitalization

•	Market share

•	Net income

•	Operating cash flow

•	Pretax income

•	Reduction or maintenance in selling, general and administrative expenses

•	Return on assets

•	Return on capital

•	Return on equity

•	Return on opening shareholder equity

•	Return on operating assets

•	Revenues

•	Shareholder returns

•	Share prices

•	Share price appreciation

The Compensation Committee may apply different performance criteria and performance objectives to individual participants or to groups of participants. The performance criteria and performance objectives selected by the Compensation Committee may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

The Compensation Committee may state the amount of compensation payable if the performance objectives underlying an award are met as a specific dollar amount, a percentage of participant’s base salary, a percentage (not to exceed 100%) of an aggregate amount allocable to a group of participants or in any other objective manner determined by the Compensation Committee. In addition, the Compensation Committee may state the amount of compensation payable as a target amount payable if the applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met.

With respect to each award granted under the 2009 Annual Incentive Plan, the Compensation Committee will establish in writing the applicable performance objectives, performance period and method for computing the compensation payable with respect to the award while the outcome of the applicable performance objectives is substantially uncertain, but in no event later than the earlier of (1) 90 days after the beginning of the applicable performance period or (2) the expiration of 25% of the applicable performance period.

Following each performance period, the Compensation Committee will certify in writing the extent to which the applicable performance objectives with respect to any award have or have not been met and whether any other material terms of the award were satisfied. We will pay a participant’s compensation for each performance period in one or more cash payments. A participant may elect to defer payment of his or her award under the 2009 Annual Incentive Plan pursuant to the terms of a deferred compensation program (if any) then maintained by the Company or its affiliates.

To the extent consistent with Section 162(m), the Compensation Committee may calculate the performance objectives relating to an award without regard to extraordinary items and adjust such performance objectives in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. The Compensation Committee will make appropriate adjustments to reflect the effect (if any) on any performance criteria or performance objectives of any stock dividend, stock split, recapitalization, merger, consolidation, combination, spin-off distribution of assets to shareholders, exchange of shares or similar corporate change. Under the 2009 Annual Incentive Plan, the Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of compensation payable to a participant with respect to an award.

Maximum Awards. No participant may receive compensation of more than $5 million in any fiscal year under the 2009 Annual Incentive Plan.

Termination of Employment. If, during a performance period, a participant’s employment is terminated involuntarily without Cause or as a result of the participant’s death, Disability or Retirement (as such terms are defined in the 2009 Annual Incentive Plan), the participant will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant’s employment is terminated prior to the end of a performance period for any other reason, the participant will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, the participant will be entitled to payment of any compensation earned for such performance period under the 2009 Annual Incentive Plan, except in the event of a termination for Cause, in which case the participant will not be eligible to receive any compensation earned for such performance period.

Change in Control. Except as otherwise determined by the Compensation Committee in connection with the establishment of an award, if a Change in Control (as such term is defined in the 2009 Annual Incentive Plan) occurs during a performance period, we will consider each award granted under the 2009 Annual Incentive Plan to be earned and payable at its “target” level. We will pay the compensation payable with respect to each such award to the participant within 30 days following the date of the Change in Control, unless the participant has made a valid deferral election under a deferred compensation plan maintained by the Company or its affiliates.

Transferability. A participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the 2009 Annual Incentive Plan prior to his or her actual receipt of such rights or benefits.

Amendment or Termination. The Compensation Committee may amend, revise, suspend or discontinue the 2009 Annual Incentive Plan at any time without the consent of any participant, subject to any shareholder approval requirements imposed by applicable law, rules or regulations. However, to the extent required by Section 162(m), the Compensation Committee may not change the performance criteria enumerated in the 2009 Annual Incentive Plan without shareholder approval.

Section 409A of the Code. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation arrangements and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. We intend for the awards granted under the 2009 Annual Incentive Plan to be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder, and the Compensation Committee will interpret, administer and operate the 2009 Annual Incentive Plan accordingly.

New Plan Benefits. All awards granted under the 2009 Annual Incentive Plan will be at the discretion of the Compensation Committee and dependent upon our future performance. As a result, the benefits or amounts to be received by or allocated to participants under the 2009 Annual Incentive Plan in future years are not determinable.

For information concerning the performance bonus opportunities provided to our executive officers in 2013 and the performance bonuses earned by the executive officers in 2013, see “Compensation Discussion and Analysis—Components of 2013 Executive Compensation—Annual Cash Performance Bonus” beginning on page 49 of this Proxy Statement.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to reapprove the material terms of the performance goals under the 2009 Annual Incentive Plan. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the reapproval of the material terms of the performance goals under the 2009 Annual Incentive Plan.

Proposal No. 6

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2013 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	63	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	59	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Columbus Division since September 2010, our Cincinnati Division since September 2011 and our Washington D.C. Division since April 2012. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

David L. Matlock	55	Region President overseeing our San Antonio Division since April 2011, our Houston Division since August 2011, our Austin Division since October 2012 and our Dallas/Fort Worth Division since July 2013. In January 2008, Mr. Matlock founded TriStone Homes in San Antonio, the assets of which we acquired in April 2011. Prior to January 2008, he was the San Antonio Division President for Standard Pacific Corp.	2011

Ronald H. Martin	44	Region President overseeing our Chicago Division since May 2007 and our Indianapolis Division since January 2013. From 2006 until 2007, Mr. Martin was Division President for Lennar Corporation. Prior to 2006, he was Division President for Neumann Homes.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 18, 2014, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares(1)		Percent of Class
Joseph A. Alutto, Ph.D.	39,182	(2)	*
Friedrich K. M. Böhm	45,434	(2)	*
William H. Carter	8,709	(2)	*
Phillip G. Creek	223,244	(2)	*
Michael P. Glimcher	1,500	(2)	*
Thomas D. Igoe	25,404	(2)	*
J. Thomas Mason	142,724	(2)	*
Robert H. Schottenstein	868,211	(2)(3)	3.5%
Norman L. Traeger	33,958	(2)	*
Sharen Jester Turney	3,500	(2)	*
All current directors and executive officers as a group (10 persons)	1,391,866		5.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,174,123	(4)	13.0%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,582,891	(5)	10.6%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,096,212	(6)	8.6%
FMR LLC 245 Summer Street Boston, MA 02210	1,618,458	(7)	6.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,535,360	(8)	6.3%
State Street Corporation One Lincoln Street Boston, MA 02111	1,440,158	(9)	5.9%
Goldman Sachs Asset Management, L.P. 200 West Street New York, NY 10282	1,288,351	(10)	5.3%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	1,256,886	(11)	5.1%
*	Less than 1.0% of the outstanding Common Shares

(1)

The amounts shown include 28,453, 8,742, 6,209, 1,961, 4,170, and 3,596 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, William H. Carter, Phillip G. Creek, Thomas D. Igoe, and J. Thomas Mason, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended

and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)	The amounts shown include 2,500, 212,273, 2,500, 129,128, 314,521 and 2,500 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 9,527 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, and Norman L. Traeger, 3,500 Common Shares held by Sharen Jester Turney, 2,500 Common Shares held by William H. Carter and 1,500 Common Shares held by Michael P. Glimcher, in each case, in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the 2009 LTIP. Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)	485,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 58,290 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)	Based on information set forth in a Schedule 13G/A filed on January 10, 2014, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Advisors, LLC, Blackrock Asset Management Canada Limited, Blackrock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 3,069,597 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(5)	Based on information set forth in a Schedule 13G filed on January 10, 2014, which was filed on behalf of Wellington Management Company, LLP, a registered investment adviser, who has shared voting power with respect to 1,751,062 of such Common Shares and shared dispositive power with respect to all of such Common Shares.

(6)	Based on information set forth in a Schedule 13G/A dated February 11, 2014, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,279,994 of such Common Shares and sole dispositive power with respect to 1,370,994 Common Shares.

(7)

Based on information set forth in a Schedule 13G/A dated February 14, 2014, which was filed on behalf of FMR LLC, a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, and Edward C. Johnson 3d, Chairman of FMR LLC. Fidelity is the beneficial owner of 190,519 of such Common Shares as a result of acting as investment adviser to various investment companies. PGALLC is the beneficial owner of 835,929 of such Common Shares as a result of serving as investment adviser to various investment companies. PGATC is the beneficial owner of 592,010 of such Common Shares as a result of serving as investment manager of institutional accounts owning such Common Shares. Mr. Johnson and FMR, LLC, through its control of Fidelity, PGALLC and PGATC, each has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 1,428,439 of such Common Shares.

(8)	Based on information set forth in a Schedule 13G/A dated February 10, 2014, which was filed on behalf of T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, which has sole voting power with respect to 445,790 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(9)	Based on information set forth in a Schedule 13G filed on February 3, 2014, which was filed on behalf of State Street Corporation, a parent holding company, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, and State Street Global Advisors, Australia Limited. These reporting persons have shared dispositive power and shared voting power with respect to 1,440,158 of such Common Shares.

(10)	Based on information set forth in a Schedule 13G dated February 13, 2014, which was filed on behalf of Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, each a registered investment adviser. These reporting persons have shared voting power and shared dispositive power with respect to 1,288,351 of such Common Shares.

(11)	Based on information set forth in a Schedule 13G dated January 30, 2014, which was filed on behalf of The Bank of New York Mellon Corporation, a parent holding company; The Bank of New York Mellon; BNY Mellon, National Association; The Boston Company Asset Management LLC; The Dreyfus Corporation (parent holding company of MBSC Securities Corporation); Mellon Capital Management Corporation; MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC); MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management (Jersey) Ltd.). These reporting persons have sole voting power with respect to 1,148,785 of such Common Shares, sole dispositive power with respect to 798,720 of such Common Shares and shared dispositive power with respect to 458,166 of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). On April 10, 2013, we redeemed 2,000,000 of the outstanding Depositary Shares. The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except with respect to those specified matters set forth in the Articles or as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of February 18, 2014.

As of February 18, 2014, Michael P. Glimcher beneficially owns 995 Depositary Shares (less than 0.1% of the outstanding Depositary Shares).

As of February 18, 2014, Robert H. Schottenstein beneficially owns 36,839 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 497 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 30,397 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 2,960 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 995 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 995 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 995 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies, the components of compensation for our Named Executive Officers and the decisions of the Compensation Committee (the “Committee”) with respect to the Named Executive Officers’ 2013 compensation. This CD&A is also intended to provide a context for the data we present in the executive compensation tables and related footnotes and narrative below.

Executive Summary

Objectives. Through a mix of base salary, annual cash performance bonus, long-term equity awards and limited benefits and perquisites, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executive officers; (2) motivating our executive officers; (3) aligning the interests of our executives and our shareholders; and (4) rewarding performance.

2013 Performance. Following our return to profitability in 2012, our principal company goal for 2013 was to maintain and build upon our profitability. Our management team and our Board established financial and operational goals for 2013 intended to drive our profitability with a focus on increasing our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). These goals included increasing new contracts and home deliveries, opening new communities and increasing our community count and shifting and diversifying our geographic footprint.

In 2013, we built upon the positive results that we achieved in 2012 and continued to deliver significantly improved financial and operational results. We achieved our principal company goal of growing our profitability as evidenced by our Adjusted Pre-Tax Income of $47.1 million, an increase of $33.6 million, or nearly 250%, from 2012. Similarly, we had net income of $38.6 million (excluding a non-operating benefit of $112.8 million from the reversal of a majority of our deferred tax valuation allowance) or $1.32 per diluted share, increases of $25.3 million (or 190%) and $0.65 per diluted share (or 97%), respectively, from 2012. At the same time, we improved our operational and financial performance on a number of other key fronts, including:

•	Revenue. Revenue increased 36%;

•	New Contracts. New contracts increased 25%;

•	Homes Delivered. Homes delivered increased 26%;

•	Backlog. At December 31, 2013, backlog units and sales value were 33% and 44% greater than a year earlier, respectively;

•	Community Count. We opened 65 new communities, increased our community count by 20% and entered the Dallas/Fort Worth, Texas market;

•	Land Position. At December 31, 2013, we controlled 19,831 lots, an increase of 40% from December 31, 2012; and

•	Balance Sheet. We entered into a new $200 million, unsecured credit facility and maintained our significant liquidity ending 2013 with more than $143 million in cash and no outstanding borrowings under the credit facility.

2013 Executive Compensation Program. When the Committee established our 2013 executive compensation program in the first quarter of the year, our focus was on continuing the positive results we had achieved in 2012. The Committee sought to directly align our Named Executive Officers’ compensation with our company goal of growing our profitability by structuring the annual cash performance bonus component of each Named Executive Officer’s compensation (the most significant part of their compensation) so that the bonus was based entirely on our Adjusted Pre-Tax Income. The Committee further structured the bonus program so that the Named Executive Officers would earn relatively modest bonuses for maintaining our profitability and more significant bonuses only if we materially exceeded our 2012 Adjusted Pre-Tax Income. For example, for each Named Executive Officer to receive approximately the same percentage of his maximum performance bonus opportunity in 2013 that he received in 2012 (44%), our Adjusted Pre-Tax Income had to increase by nearly 63% in 2013. Based on our nearly 250% increase in Adjusted Pre-Tax Income in 2013, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason received cash performance bonuses for 2013 in the amounts of $2,215,280, $1,054,895 and $614,583, respectively. In each case, these bonuses represented 71% of the Named Executive Officer’s maximum potential performance bonus opportunity.

The Committee made three other relatively modest changes to the principal components of the 2013 executive compensation program. First, the Committee increased the base salaries of Messrs. Schottenstein and Creek to $900,000 and $600,000, respectively. Second, the Committee increased the maximum performance bonus that Mr. Mason was eligible to receive to 200% of his base salary. Finally, the Committee increased the equity compensation that the Named Executive Officers received by 10%. The Committee made these changes based on a combination of corporate and individual performance in 2012 and for competitive reasons.

2013 Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Shareholders, our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 96% of the votes cast in favor of our “say-on-pay” resolution. The Committee views this level of support as an affirmation of our executive pay practices and our philosophy and objective of linking pay to performance and enhancing shareholder value. Since the 2013 Annual Meeting, the Committee has considered the results of the 2013 “say-on-pay” vote in its evaluation of our executive compensation program. Based on the strong support our shareholders expressed last year, the Committee did not make any changes to our executive compensation program as a result of the 2013 “say-on-pay” vote. As discussed below in “—Looking Forward-2014 Compensation,” the Committee, however, did add performance share unit awards to the Named Executive Officers’ 2014 equity-based compensation that will vest and be earned, if at all, after the completion of a three-year performance period based on our performance and continued employment.

Compensation Philosophy and Objectives

Our executive compensation program is designed to promote the following philosophy and objectives:

•	Attract and Retain. To attract and retain exceptional executives, our executive compensation must be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent. Our executives have experience in both up and down cycles in the homebuilding industry and have delivered strong results in a competitive and challenging market. Given this experience and performance and the cyclical nature of our business, the Committee believes we must provide compensation that is effective in retaining our executives.

•	Motivate. Compensation should motivate our executive officers to perform at the highest level and achieve our financial and strategic goals and objectives.

•	Alignment with our Shareholders. Compensation should be structured to align the interests of our executives and our shareholders with the ultimate goal of maximizing shareholder value.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short and long-term performance with an increasing proportion of pay at risk and directly linked to company performance as an executive’s scope of responsibility increases. This fosters a pay-for-performance culture.

The Committee believes that the overall structure of our compensation program should be fundamentally the same across our entire management team. While actual compensation levels vary based on job responsibilities, individual performance and the compensation paid to similarly-positioned executives within our Peer Group (as defined below on page 46 of this Proxy Statement), the Named Executive Officers generally receive the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards) as the rest of our management team. In addition, similar performance goals apply to the annual cash performance bonuses that the Named Executive Officers and the rest of the management team are eligible to receive. For example, for 2013, each management team member’s annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency promotes a coordinated approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner, reduces the likelihood of excessive risk taking and fosters team work and collaboration.

Role of Executive Officers

Consistent with past practice, in 2013, the Committee requested that our Chief Executive Officer, with the assistance of other members of senior management, make initial recommendations to the Committee regarding the 2013 executive compensation program. Thereafter, in the course of its deliberations, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and such other members of management. At the request of the Committee, the Chief Executive Officer and certain of such other members of management attended and participated in the Committee meetings. The Committee believes this input is valuable because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and management’s detailed knowledge of our business, operations and financial and strategic goals and objectives. This input also helps to ensure that our executive compensation program is consistent with such goals and objectives and motivates the executive officers to effectively execute such goals and objectives. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers’ compensation.

Role of Compensation Consultant and Consultant Independence

The Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent outside compensation consultant for 2013. Pearl Meyer’s role generally was to assist the Committee by providing objective information and expertise necessary for the Committee to make informed decisions. Specifically, the scope of Pearl Meyer’s engagement in 2013 focused on: (1) reviewing our executive compensation program as a whole, each principal component and the mix of compensation; (2) analyzing competitive pay data for our Peer Group, including comparing (a) our Named Executive Officers’ compensation (total compensation, total annual cash compensation and each principal component) to the compensation of similarly-positioned executive officers within our Peer Group and (b) our annual cash incentive plan and long-term incentive plan practices with the practices of our Peer Group; (3) analyzing our financial performance relative to the financial performance of the companies in our Peer Group, with a particular focus on one, three and/or five-year revenue growth, net income margin and total shareholder return; (4) analyzing the relationship between our pay and performance; and (5) sharing with the Committee current market trends and developments in executive compensation. Additionally, in fourth quarter of 2013, Pearl Meyer began working with the Committee on the design of the 2014 executive compensation program and, in particular, on adding a form of long-term performance-based equity award to our equity compensation component. At the request of the Committee, Pearl Meyer discussed with management the recommendations that management planned to make to the Committee regarding the Named Executive Officers’ 2013 compensation program.

During 2013, we did not engage Pearl Meyer or its affiliates for any services beyond its support of the Committee. The Committee requested and received a statement from Pearl Meyer detailing its qualifications of independence and, based on such statement and other factors, has determined that the engagement of Pearl Meyer did not raise any conflict of interest.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on our performance and establishes the compensation program for the current year.

In connection with establishing the Named Executive Officers’ 2013 compensation, the Committee reviewed the following:

•	a report prepared by our human resources department reviewing (1) our financial performance, shareholder return and share price during each of the preceding four fiscal years and (2) the performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide with respect to the same period;

•	a statement of our 2013 financial and strategic goals and objectives prepared by our senior management team;

•	the senior management team’s recommendations for the 2013 annual performance bonus program;

•	a report prepared by our human resources department detailing the stock options granted during each of the preceding four fiscal years to each current participant (including the Named Executive Officers) and all participants in the aggregate under our 1993 Stock Incentive Plan as Amended (the “1993 Plan”) and our 2009 LTIP, the shareholder-approved equity compensation plans that we have used to provide equity-based compensation. The report also sets forth the number and percentage of the outstanding stock options that were underwater at the time (i.e., the exercise price exceeded the then-current market price of our Common Shares on the NYSE), our burn rate and the total number of Common Shares that remained available for grant under our 2009 LTIP;

•	tally sheets prepared by our human resources department setting forth the (1) dollar value of each component of compensation and total compensation for each Named Executive Officer for 2012 and 2013, including base salary, annual cash performance bonus, service-based stock options, and benefits and perquisites, (2) realizable value (i.e., the difference between the then current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options held by each Named Executive Officer (on an exercisable and unexercisable basis), and (3) potential payments to each Named Executive Officer upon a change of control;

•	the individual performance of each Named Executive Officer; and

•	a report prepared by Pearl Meyer analyzing our executive compensation program. This report included (1) competitive data comparing the total annual compensation, each principal component of compensation and the mix of compensation received by each Named Executive Officer to similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”), (2) a review of our annual cash and long-term incentive plan practices and the practices of our Peer Group, and (3) the financial performance of M/I Homes and the Peer Group companies (including one, three and/or five-year revenue growth, net income margin and total shareholder return).

The Peer Group consisted of:

Beazer Homes USA, Inc.	Meritage Homes Corporation

Brookfield Residential Properties	NVR, Inc.

D. R. Horton, Inc.	PulteGroup, Inc.

Hovnanian Enterprises, Inc.	Ryland Group, Inc.

KB Home	Standard Pacific Corp.

Lennar Corporation	Toll Brothers, Inc.

M.D.C. Holdings, Inc.

The Committee, with the assistance of management and Pearl Meyer, selected our Peer Group. We chose these companies (all of which are publicly-traded homebuilders) because we believe they represent our chief competitors for personnel, customers and/or investment. In 2013, the Peer Group remained the same as in 2012.

The Committee utilized the Peer Group data to gain a general understanding of the compensation practices of our competitors and ensure that the total compensation and each principal component received by the Named Executive Officers was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group is unique. For example, when reviewing the Peer Group data, the Committee takes into account that many of the companies in the Peer Group are larger than us in terms of revenue and market capitalization. Therefore, the Committee believes that peer group data should be used only as a point of reference and one of several factors considered in setting executive compensation (including level of responsibility and individual and corporate performance). As a result, the Committee did not use the Peer Group data to benchmark our executive compensation program, or any component thereof, to a specific level or ranking within our Peer Group (e.g., market median) and has discretion in determining the nature and extent of its use of such data.

Components of 2013 Executive Compensation

For 2013, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and

•	equity-based compensation in the form of stock options that vest over five years based on continued employment.

We do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short and long-term compensation. Instead, the Committee annually reviews the Peer Group data, individual and corporate performance, our short and long-term financial and strategic goals and objectives, the prevailing conditions in the homebuilding industry and general economy and our past practices. Based on this review and advice from Pearl Meyer, the Committee subjectively determines what it believes is the appropriate mix of compensation to align our executive compensation with our financial and strategic goals and objectives and best promote our executive compensation philosophy and objectives.

Because the Committee is committed to a pay-for-performance philosophy, historically and in 2013, a significant percentage of each Named Executive Officer’s compensation was at risk or variable and dependent on our performance and/or stock price appreciation. For 2013, approximately 82%, 78% and 73% of

Messrs. Schottenstein’s, Creek’s and Mason’s respective potential total compensation and approximately 78%, 74% and 68% of their actual total compensation received was at risk or variable and tied to our performance and/or stock price appreciation. In addition to reinforcing our pay-for-performance philosophy, the Committee believes this emphasis on variable compensation motivates and engages our Named Executive Officers to achieve our financial and strategic goals and objectives and aligns the interests of our Named Executive Officers and our shareholders.

Base Salary

Base salary is the fixed component of each Named Executive Officer’s annual cash compensation. As such, the base salary is designed to provide a steady income regardless of our short-term performance and the performance of our Common Shares so that executives do not feel pressured to take unnecessary or excessive risks or focus exclusively on the price of our Common Shares to the detriment of other important business metrics. Base salary is also an important tool in attracting and retaining executives and rewarding individual performance. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary. In 2013, the Committee considered:

•	the base salary levels of similarly-positioned executives in our Peer Group;

•	each Named Executive Officer’s individual and our performance in 2012;

•	each Named Executive Officer’s scope of responsibility;

•	each Named Executive Officer’s level of experience and tenure; and

•	the then-current state of the homebuilding industry and the general economy.

The Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

Based on this review and input and support from Pearl Meyer, the Committee increased the base salaries of Messrs. Schottenstein and Creek in 2013 from $825,000 to $900,000 and from $550,000 to $600,000, respectively, and did not change Mr. Mason’s base salary ($450,000).

The Committee increased Mr. Schottenstein’s salary based on the salaries of the other chief executive officers in our Peer Group, his individual performance in 2012 and our corporate performance in 2012—namely our return to profitability with net income of $13.3 million. Prior to the increase, Mr. Schottenstein’s base salary was the third lowest among the chief executive officers in our Peer Group (ranking him in the 13th percentile in the Peer Group). After the increase, Mr. Schottenstein’s base salary ranked just below the 25th percentile in the Peer Group. With respect to his individual performance, the Committee noted Mr. Schottenstein’s strong overall leadership and his integral role in successfully implementing the operational strategy that we deployed to return to profitability in 2012 and position us for future growth.

The Committee increased Mr. Creek’s salary based on his individual performance and our corporate performance in 2012. In particular, the Committee noted his leadership with respect to the management of our capital structure and balance sheet and his increasingly expanded role in managing our operations. We completed three offerings of Common Shares and/or debt securities in 2012 and ended the year with more than $154 million in cash and no borrowings under our credit facility. The Committee believed these actions were an important factor in positioning us for future growth.

The Committee determined that Mr. Mason performed well in 2012, and noted, among other things, his management and oversight of several operational functions, including our legal and human resources departments, risk management and land acquisition and development. The Committee, however, elected not to change his salary based on the salaries of the other chief legal officers in our Peer Group.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective corporate performance goals that are tied to our financial and strategic goals for the year. The annual cash performance bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan designed to comply with Section 162(m) of the Code to ensure tax deductibility. Historically and in 2013, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer’s potential total annual compensation. For example, in 2013, the annual cash performance bonus opportunity represented 62%, 54% and 53% of Messrs. Schottenstein’s, Creek’s and Mason’s potential total annual compensation, respectively. The Committee believes this fosters a results-driven, pay-for-performance culture, builds accountability and aligns the interests of the Named Executive Officers and our shareholders.

During the first quarter of 2013, the Committee established the annual cash performance bonus program for 2013, including (1) the award formulas and the performance goals to be measured to determine the bonus amount (if any) that each Named Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2013, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 200% of their respective 2013 base salaries. The Committee selected the maximum percentages subjectively without the use of any formulaic methodology. In selecting these percentages, the Committee considered the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer’s scope of responsibility (i.e., as an executive’s scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer. For Messrs. Schottenstein and Creek, these were the same maximum percentages that have applied since 1999 and 2006, respectively. Because the Committee increased Messrs. Schottenstein’s and Creek’s base salaries in February 2013, the Committee used their respective average 2013 base salaries to calculate their respective maximum potential performance bonuses for 2013 (as opposed to using their respective increased base salaries). For Mr. Mason, the Committee increased his maximum percentage from 100% to 200% of his base salary in 2013. Because the Committee made this decision in February 2013, it pro-rated the increase based on the number of days remaining in the year after the date of its decision. As a result, Mr. Mason’s actual maximum bonus percentage for 2013 was 192% of his 2013 base salary. The Committee elected to increase Mr. Mason’s maximum bonus opportunity based on our corporate performance in 2012 (see “—Equity-Based Compensation” below), his individual performance in 2012 (see “—Base Salary” above) and the annual cash performance bonus opportunities for similarly-positioned executives in our Peer Group.

The Committee established the 2013 award formulas and performance goals based on a number of factors, including our 2013 financial projections and financial and strategic goals, our 2012 performance, the performance goals and annual bonus opportunities for similarly-positioned executives in our Peer Group, the prevailing conditions in the homebuilding industry, our past compensation practices, the executive’s scope of responsibility, individual performance and input from Pearl Meyer. The Committee subjectively established the award formulas and performance goals and did not apply a formula or attach a specific weight to any of these factors. Instead, the Committee took all of the factors into account and used its judgment and discretion to establish the award formulas and performance goals. Under the 2009 Annual Incentive Plan, the Committee may exercise negative discretion and reduce the amount of compensation to be paid to a participant with respect to an award.

Following our return to profitability in 2012, our principal company goal for 2013 was to maintain and build upon our profitability. While 2012 was an important year for us financially, our management team and the Committee recognized that maintaining and growing our profitability are key factors in creating shareholder value. As such, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2013. The Committee believed that the selection of Adjusted Pre-Tax Income directly focused the Named Executive Officers on our goal of maintaining and growing our profitability while aligning their efforts with our shareholders’ interests. Additionally, based on the Peer Group data, the selection of Adjusted Pre-Tax Income was consistent with the practices of our Peer Group. According to the Peer Group data, 12 of the 13 companies in our Peer Group used pre-tax income and/or another income-based performance goal as at least one of the performance goals in their most recent annual performance bonus program (with nine Peer Group companies using pre-tax income as at least one of their performance goals). Also, an income-based performance goal encourages the Named Executive Officers to take a more balanced approach to our performance by focusing them on both increasing our revenue and controlling our expenses (such as cost of sales, selling, general and administrative costs and interest expense).

The Committee selected Adjusted Pre-Tax Income as opposed to net income based on our expectation that we may continue to incur impairments and other extraordinary write-offs in 2013 that could not be quantified or predicted with a reasonable degree of certainty at the beginning of the year. In the Committee’s view, the Adjusted Pre-Tax Income performance goal provided the requisite flexibility to account for market conditions without sacrificing our focus on maintaining and building upon our profitability.

The Committee established threshold and maximum Adjusted Pre-Tax Income goals of $10 million and $75 million, respectively, for 2013. The Committee selected $10 million as the threshold goal because, in the Committee’s view, this level (approximately 75% of 2012 Adjusted Pre-Tax Income) represented meaningful achievement of our goal of maintaining profitability in 2013. The Committee, however, recognized that this threshold level did not represent achievement of the other key part of our principal company goal for 2013—building upon our profitability. Accordingly, the Committee designed the 2013 award formulas so that (1) each Named Executive Officer would earn only 25% of his maximum potential bonus opportunity at the threshold performance level and (2) we needed to significantly increase our profitability for the Named Executive Officers to receive more meaningful amounts. For example, for each Named Executive Officer to receive approximately the same percentage of his maximum performance bonus opportunity that he received in 2012 (44%), we needed to increase our Adjusted Pre-Tax Income by nearly 63% in 2013. The Committee selected $75 million as the maximum Adjusted Pre-Tax Income goal to further leverage the design of the bonus program (i.e., maximum bonuses would be earned only if we materially exceeded our expectations and increased our Adjusted Pre-Tax Income by more than $61.5 million, or 456%, from 2012). This leveraged design was intended to both motivate and reward the Named Executive Officers and align the interests of the Named Executive Officers and our shareholders by placing a premium on superior performance and profitability.

Historically, the Committee has designed the award formulas so that the amount earned increases proportionately for performance that falls between the threshold and maximum performance goals. In 2013, the Committee diverged slightly from this practice. Specifically, in 2013, the Committee designed the award formulas so that the amount earned for performance that (1) falls between (a) the threshold performance goal (Adjusted Pre-Tax Income of $10 million) and (b) Adjusted Pre-Tax Income of $22 million increased proportionately and (2) falls between (a) Adjusted Pre-Tax Income of $22 million and (b) the maximum performance goal (Adjusted Pre-Tax Income of $75 million) increased proportionately. The Committee elected to make this change in an effort to further motivate (and reward) our Named Executive Officers to help us achieve Adjusted Pre-Tax Income of $22 million (which approximated our 2013 budgeted Adjusted Pre-Tax Income) without sacrificing the leveraged bonus structure that we have historically utilized to incentivize and reward superior performance. To foster team work and cohesion among our leadership, the Committee continued to align the payout opportunities for the executives so that each executive would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance goals and the actual amount earned based on our 2013 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold (2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2013
Robert H. Schottenstein	$779,479	$3,117,917	$2,215,280

Phillip G. Creek	$371,181	$1,484,722	$1,054,895

J. Thomas Mason	$216,250	$865,000	$614,583

(1) Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2013, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income (loss) before income taxes and (b) impairment of inventory and investment in unconsolidated joint ventures, in each case as reflected in our audited consolidated statement of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2) As discussed above, the amounts earned increase proportionately (a) between the threshold performance level and Adjusted Pre-Tax Income of $22 million and (b) Adjusted Pre-Tax Income of $22 million and the maximum performance level.

In 2013, we achieved Adjusted Pre-Tax Income of $47.1 million, an increase of $33.6 million, or nearly 250%, from 2012. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,215,280, $1,054,895 and $614,583, respectively. In each case, these bonuses represented 71% of the Named Executive Officer’s maximum potential performance bonus opportunity. Based on our substantial increase in Adjusted Pre-Tax Income, our overall performance in 2013, including with respect to our principal company goal of maintaining and building upon our profitability, and the annual performance bonuses earned by similarly-positioned executives in our Peer Group, the Committee believes the bonuses earned by the Named Executive Officers in 2013 are fair, reasonable and appropriate.

Equity-Based Compensation

The Committee annually grants our Named Executive Officers (and other members of management) long-term equity-based compensation in the form of service-based stock options. The annual service-based stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that they are inherently tied to our performance and shareholder return and thereby align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule encourages our Named Executive Officers to focus on our long-term performance, provides a check on excessive risk taking in the short-term, serves as a valuable retention tool (as unvested options are forfeited if an executive voluntarily terminates his employment) and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long-term time horizon before a financial benefit is realized).

When determining the number of stock options to grant to the Named Executive Officers in 2013, the Committee considered the following factors:

•	our corporate performance;

•	the Named Executive Officer’s individual performance, scope of responsibility, and ability to impact our future performance;

•	the long-term equity-based compensation for similarly-positioned executive officers in our Peer Group;

•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of stock options previously granted to each Named Executive Officer and the number of such stock options underwater; and

•	input from Pearl Meyer.

In February 2013, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, with aggregate grant date fair values of $987,525, $658,350 and $329,175, respectively. For each Named Executive Officer, these awards represented a 10% increase from the number of stock options that the Named Executive Officer received in 2012. The Committee subjectively determined the number of options granted to each Named Executive Officer without applying a formula or attaching a specific weight to any of the factors. Instead, the Committee took all of the factors into account and used its judgment and discretion to determine the number of options granted.

With the input and support of Pearl Meyer, the Committee elected to make these increases for two primary reasons. First, in the Committee’s view, the leadership of our Named Executive Officers was instrumental in our significantly improved financial and operational performance in 2012. For 2012, our primary goal was returning to profitability. We reached this goal and achieved net income of $13.3 million in 2012 (a $47.2 million improvement from the prior year). We also improved our performance on several other key fronts, including increases in new contracts and homes delivered of 27% and 21%, respectively, and year-end backlog unit level and sales value at their highest since 2006.

Second, based on the Peer Group data provided by Pearl Meyer, the Committee determined that the grant date fair value of the equity-based compensation awarded to our Named Executive Officers continued to rank in the bottom quartile of our Peer Group. Based on the combination of our performance in 2012 and the relative amount of the Named Executive Officers’ equity-based compensation, the Committee believed that the 10% increase was appropriate. The Committee also noted that the increase in equity-based compensation creates realizable value for our executives only if our stock price increases.

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2013, the Company contribution made on behalf of each Named Executive Officer was approximately $1,644. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance of the premium. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs with respect to our payment of his portion of the premium. Until September 2013, we maintained a $4.0 million supplemental split-dollar life insurance policy for Mr. Schottenstein under a substantially identical arrangement. In September 2013, we and the trustee of a trust for the benefit of Mr. Schottenstein agreed to surrender the policy to the insurer and terminate the arrangement. In connection with such surrender and termination, we received from the net proceeds resulting from the surrender of the policy the amount of the premiums we paid with respect to our portion of the premium ($577,001) and the trustee, on behalf of the trust, received the balance of such net proceeds ($9,762). Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and have not provided this benefit to any of our new executive officers.

Perquisites. We do not provide our Named Executive Officers with any material perquisites or personal benefits, except that all Named Executive Officers, along with certain other members of management, receive a monthly automobile allowance. The amount of the allowance is based on position within M/I Homes. The Committee believes this limited perquisite is reasonable and consistent with competitive market practices.

Payments in Connection with Termination of Employment or Change in Control

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements (as described below), our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. In July 2008, we entered into a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee in July 2008 determined that it was in our best interests to enter into the Change in Control Agreements based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then turbulent times; (3) ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control or (2) a Named Executive

Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

A lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary;

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination;

•	a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs;

•	a lump sum payment for any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. These multiples were determined by the Committee based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Code, and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

1993 Plan. Pursuant to the terms of the 1993 Plan and the form of award agreement that applies to all outstanding stock options thereunder, if a participant is terminated for any reason other than retirement, death or disability, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 30 days after such date. In the case of termination due to death or disability, all options will become immediately exercisable and expire unless exercised within one year. In the case of retirement, a participant’s option privileges will be limited to the options immediately exercisable on the date of retirement and expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest. As of December 31, 2013, all outstanding options under the 1993 Plan were vested and exercisable.

2009 LTIP. Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant is terminated for any reason other than retirement, death, disability or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to retirement, death or disability, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

2009 Annual Incentive Plan. Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of his or her death, disability or retirement, he or she will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant’s employment is terminated prior to the end of a performance period for any other reason, he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation earned for such performance period. If a change in control occurs during a performance period, each award granted under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 64 of this Proxy Statement.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the Named Executive Officers’ and our shareholders’ interests. The amounts deferred by our Named Executive Officers in 2013 (which relate to their 2012 cash performance bonuses) and their respective aggregate balances under the Executives’ Deferred Compensation Plan as of December 31, 2013 are set forth in the Nonqualified Deferred Compensation table on page 63 of this Proxy

Statement. None of the Named Executive Officers elected to defer any portion of the cash performance bonus he received in 2014 relating to our 2013 performance.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers and our shareholders. Accordingly, under our Insider Trading Policy, we prohibit our executives from buying or selling derivative securities related to our Common Shares or engaging in short sales or hedging transactions (among other transactions) because we believe such securities and transactions are counter to the alignment we seek to achieve.

Tax Implications

Section 162(m) generally prohibits a company from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Committee considers the deductibility of our executive compensation under Section 162(m) and structures the annual cash performance bonuses under our 2009 Annual Incentive Plan and the equity compensation awards under our 2009 LTIP in a manner intended to qualify any compensation paid thereunder as “performance-based” compensation excluded from the $1 million cap. All compensation paid to our Named Executive Officers for 2013 was fully deductible for federal income tax purposes.

In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to meet our financial and strategic objectives or to adapt to changing circumstances.

Looking Forward – 2014 Compensation

The Committee engaged Pearl Meyer to serve as its independent outside compensation consultant for 2014. In the course of the engagement, Pearl Meyer reviewed our executive compensation program as a whole and each principal component of the program. In addition, Pearl Meyer advised the Committee regarding the 2009 LTIP Amendment and provided market data relating to the current executive compensation practices of our Peer Group.

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of 2014, the Committee established our 2014 executive compensation program. This program is substantially similar in design to our 2013 program with one principal change. For 2014, the Committee added to each Named Executive Officer’s equity-based compensation performance share unit awards that vest, if at all, at the end of three years based on our performance and the executive’s continued employment. Set forth below is a summary of the principal components of the 2014 executive compensation program.

Base Salary. The Committee elected to maintain the Named Executive Officers’ base salaries at their 2013 levels. Accordingly, the base salaries for Messrs. Schottenstein, Creek and Mason remain at $900,000, $600,000 and $450,000, respectively.

Annual Performance Bonus. For 2014, each Named Executive Officer is eligible to receive a cash performance bonus that is based on our Adjusted Pre-Tax Income in 2014. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2014 are 350%, 250% and 200% of their respective 2014 base salaries (the same maximum percentages of base salary that applied in 2013).

Equity-Based Compensation. In February 2014, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, which, in each case, represents the same number of service-based stock options that he received in 2013. Consistent with past stock option awards, these options vest and become exercisable in 20% increments on December 31, 2014, 2015, 2016, 2017 and 2018, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In addition to the option awards, the Committee granted to each Named Executive Officer a performance share unit (“PSU’s”) award in 2014 under our 2009 LTIP. Under these PSU awards, each Named Executive Officer was granted a target number of PSU’s (25,220, 16,813 and 8,406 for Messrs. Schottenstein, Creek and Mason, respectively). The PSU’s will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2014 through December 31, 2016, based on our actual cumulative Adjusted Pre-Tax Income (weighted 80%) and our actual relative total shareholder return compared to our Peer Group (weighted 20%) over the performance period. The actual number of PSU’s that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for both of the performance goals and be decreased to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the performance goals, 50% of each Named Executive Officer’s target number of PSU’s will vest and be earned. The percentage of the target number of PSU’s that will vest and be earned for performance between (1) the minimum and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same minimum, target and maximum performance levels apply to each Named Executive Officer. Additionally, the Named Executive Officer must remain employed by us through the end of the performance period for the PSU’s to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us. The vested PSU’s will be settled on a one-for-one basis in whole Common Shares. The PSU’s have no dividend or voting rights. Any portion of the PSU’s that do not vest due to inadequate performance or termination of employment will be forfeited.

In the event of the Named Executive Officer’s termination due to death or disability before the end of the performance period, then the number of PSU’s that would have vested had he remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. If the Named Executive Officer retires or is involuntarily terminated by us without cause before the end of the performance period, then a prorated portion of the PSU’s that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the Named Executive Officer remained employed during the performance period. In the case of a change in control, the Compensation Committee may take such actions as it deems necessary or desirable with respect to the PSU’s. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSU’s subject to such award will vest and the Named Executive Officer will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSU’s or (2) cause a substitute award to be issued with respect to any PSU, the substitute award must substantially preserve the value, rights and benefits of the PSU being substituted.

The Committee elected to add the PSU awards to each Named Executive Officers equity-based compensation for several reasons. First, the PSU’s further aligned the interests of our Named Executive Officers and shareholders by awarding performance-based compensation over a longer period of time. In the Committee’s view, the PSU’s also helped to balance our short-term annual incentive plan. Second, based on the Peer Group data provided by Pearl Meyer, the aggregate value of the long-term compensation awarded to our Named

Executive Officers continued to rank in the bottom quartile of our Peer Group and, with the addition of the PSU’s, the Named Executive Officers’ compensation remained fair, reasonable and competitive in light of our Peer Group. Third, nearly every company in our Peer Group provided their executive officers with a long-term equity-based compensation component similar to the PSU’s. Finally, in addition to aligning the interests of our Named Executive Officers and our shareholders, motivating our executives and promoting retention, the PSU’s furthered our focus on pay-for-performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2013 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2013

The following table summarizes the total compensation for the fiscal years ended December 31, 2013, 2012 and 2011 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2013 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert H. Schottenstein	2013	891,346	987,525	2,215,280	11,844	4,105,995
Chairman, Chief Executive	2012	816,346	438,750	1,260,875	22,456	2,538,427
Officer and President	2011	750,000	493,500	236,250	24,735	1,504,485
Phillip G. Creek	2013	594,231	658,350	1,054,895	30,257	2,337,733
Executive Vice President,	2012	544,231	292,500	600,416	14,071	1,451,218
Chief Financial Officer and Director	2011	500,000	329,000	112,500	13,433	954,933
J. Thomas Mason	2013	450,000	329,175	614,583	11,844	1,405,602
Executive Vice President,	2012	450,000	146,250	198,000	11,392	805,642
Chief Legal Officer,	2011	450,000	164,500	40,500	10,995	665,995
Secretary and Director
(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2013, 2012 and 2011 fiscal years.

(2)	The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2013, 2012 and 2011 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s 2013 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2013, 2012 and 2011 fiscal years are as follows:

Name	2013 (# of shares)		2012 (# of shares)		2011 (# of shares)
Robert H. Schottenstein	82,500	(a)	75,000	(a)	75.000	(a)
Phillip G. Creek	55,000	(a)	50,000	(a)	50,000	(a)
J. Thomas Mason	27,500	(a)	25,000	(a)	25,000	(a)

(a)	These stock options were granted under the 2009 LTIP during the 2013, 2012 and 2011 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2013 Executive Compensation—Equity-Based Compensation” on page 51 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2013 fiscal year and stock options granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2013, 2012 and 2011 fiscal years. See “Compensation Discussion and Analysis—Components of 2013 Executive Compensation—Annual Cash Performance Bonus” on page 49 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2013 fiscal year. With respect to J. Thomas Mason, the amounts shown for 2012 and 2011 include $19,800 and $4,050, respectively, allocated to Common Shares (864 shares and 312 shares, respectively) pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 55 of this Proxy Statement for a description of this plan and see the Nonqualified Deferred Compensation table on page 63 of this Proxy Statement for a description of benefits accrued under this plan.

(4)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2013, 2012 and 2011 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Tax Reimbursement ($) (b)	Life Insurance Premiums ($) (c)	Company Contributions to 401(k) Plan ($) (d)	Total ($)
Robert H. Schottenstein	2013	10,200	—	—	1,644	11,844
	2012	10,200	3,590	7,474	1,192	22,456
	2011	20,700	3,240	6,746	795	31,481
Phillip G. Creek	2013	10,200	1,703	16,710	1,644	30,257
	2012	10,200	869	1,810	1,192	14,071
	2011	10,200	791	1,647	795	13,433
J. Thomas Mason	2013	10,200	—	—	1,644	11,844
	2012	10,200	—	—	1,192	11,392
	2011	10,200	—	—	795	10,995

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.

(b)	The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of such Named Executive Officer’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(c)	For 2013 for Phillip G. Creek, the amount shown reflects the Company’s payment of both its portion and Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek. Until September 2013, the Company maintained a $4.0 million supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein. In September 2013, the Company and a trust for the benefit of Mr. Schottenstein agreed to surrender the supplemental split-dollar life insurance policy that the Company maintained for Mr. Schottenstein and terminate the arrangement. In connection with such surrender and termination, the Company received from the net proceeds resulting from the surrender an amount equal to the amount of premiums that the Company had paid with respect to its portion of the premium during the life of the policy and the trustee, on behalf of the trust, received the balance of such net proceeds ($9,762). For 2012 and 2011, the amounts shown reflect the Named Executive Officer’s portion of the premium for the split-dollar policy for the benefit of such Named Executive Officer that was paid by the Company (as the Company elected not to fund its portion of the premium for the supplemental split-dollar life insurance policy for the benefit of either Mr. Schottenstein or Mr. Creek in 2012 and 2011). See “Compensation Discussion and Analysis—Components of 2013 Executive Compensation—Benefits and Perquisites” on page 52 of this Proxy Statement for more information concerning this benefit.

(d)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)
Robert H. Schottenstein	-	779,479		3,117,917
	2/12/2013				82,500	23.66	987,525
Phillip G. Creek	-	371,181		1,484,722
	2/12/2013				55,000	23.66	658,350
J. Thomas Mason	-	216,250		865,000
	2/12/2013				27,500	23.66	329,175

(1)	The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2013 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—Components of 2013 Compensation—Annual Cash Performance Bonus” beginning on page 49 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. In 2013, we achieved an Adjusted Pre-Tax Income of $47.1 million, which resulted in a bonus of $2,215,280, $1,054,895, and $614,583 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)	These stock options were granted under the 2009 LTIP as the Named Executive Officer’s 2013 annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2013 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 12, 2023 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2013 Executive Compensation—Equity-Based Compensation” on page 51 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2013 fiscal year and stock options granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the grant date fair value of the stock options granted to the Named Executive Officers in the 2013 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein	44,000	—		46.61	3/8/2014
	65,000	—		54.85	2/16/2015
	75,000	—		41.45	2/13/2016
	60,000	—		33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	12,000	—		7.85	2/10/2019
	14,400	14,400	(2)	13.12	2/9/2020
	15,000	30,000	(3)	14.18	2/8/2021
	15,000	45,000	(4)	12.23	2/8/2022
	16,500	66,000	(5)	23.66	2/12/2023
Phillip G. Creek	15,000	—		46.61	3/8/2014
	20,000	—		54.85	2/16/2015
	30,000	—		41.45	2/13/2016
	24,000	—		33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	8,000	—		7.85	2/10/2019
	38,400	9,600	(2)	13.12	2/9/2020
	30,000	20,000	(3)	14.18	2/8/2021
	20,000	30,000	(4)	12.23	2/8/2022
	11,000	44,000	(5)	23.66	2/12/2023
J. Thomas Mason	6,000	—		46.61	3/8/2014
	7,000	—		54.85	2/16/2015
	12,500	—		41.45	2/13/2016
	10,000	—		33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	25,000	—		17.66	2/12/2018
	8,000	—		7.85	2/10/2019
	5,968	—		13.12	2/9/2020
	19,200	4,800	(2)	13.12	2/9/2020
	15,000	10,000	(3)	14.18	2/8/2021
	10,000	15,000	(4)	12.23	2/8/2022
	5,500	22,000	(5)	23.66	2/12/2023

(1)	Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 or later was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2014.

(3)	50% of these unexercisable options vest on each of December 31, 2014 and 2015.

(4)	33 and 1/3% of these unexercisable options vest on each of December 31, 2014, 2015 and 2016.

(5)	25% of these unexercisable options vest on each of December 31, 2014, 2015, 2016 and 2017.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	77,200	980,858	—	—
Phillip G. Creek	98,314	1,107,069	—	—
J. Thomas Mason	—	—	—	—

(1)	The amounts shown represent the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

Nonqualified Deferred Compensation for 2013

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	(9,254)	61,199	—
Phillip G. Creek	—	—	(2,059)	—	49,907
J. Thomas Mason	19,800	—	(680)	—	91,518

(1)	The amounts shown represent the amounts deferred by the Named Executive Officers during the 2013 fiscal year pursuant to the Executives’ Deferred Compensation Plan in connection with the payment of the cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2012 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2012 fiscal year, none of these amounts are reported as compensation with respect to the 2013 fiscal year (but are reported as non-equity incentive plan compensation with respect to the 2012 fiscal year) in the Summary Compensation Table on page 59. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 55 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)	The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2013 fiscal year based on the 4% decrease in the value of our Common Shares during the 2013 fiscal year. The Company paid no dividends on its Common Shares during the 2013 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 59 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2013 fiscal year (based on the closing price of the Common Shares on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)	The amounts shown represent the market value as of December 31, 2013 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2013. With respect to Phillip G. Creek and J. Thomas Mason, $49,907 and $66,242 of the amounts shown, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options granted to the Named Executive Officers under the 1993 Plan and the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2013):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (4) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (5) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	10,063,371	10,255,405
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	1,228,692	1,228,692	1,228,692	—	1,228,692	—	1,228,692
2009 Annual Incentive Plan Payments: (3)	2,215,280	2,215,280	2,215,280	2,215,280	1,403,063	2,215,280	1,403,063
Total:	3,443,972	3,443,972	3,443,972	2,215,280	2,631,755	12,278,651	12,887,160
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	4,234,261	4,435,096
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	819,128	819,128	819,128	—	819,128	—	819,128
2009 Annual Incentive Plan Payments: (3)	1,054,895	1,054,895	819,128	1,054,895	668,124	1,054,895	668,124
Total:	1,874,023	1,874,023	1,874,023	1,054,895	1,487,252	5,289,156	5,922,348
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	2,581,933	2,666,881
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	409,564	409,564	409,564	—	409,564	—	409,564
2009 Annual Incentive Plan Payments: (3)	614,583	614,583	614,583	614,583	389,250	614,583	389,250
Total:	1,024,147	1,024,147	1,024,147	614,583	798,814	3,196,516	3,465,695

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $4,459,401 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2013 and his average annual bonus earned (whether paid in cash or equity) during the 2008-2012 fiscal years; (b) $2,215,280 represents a lump sum payment for his 2013 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2013 fiscal year and is based on the triggering event occurring on December 31, 2013 and the performance period ending on November 30, 2013, in accordance with the terms of his Change in Control Agreement); (c) $85,706 represents a lump sum payment for unused vacation; (d) $31,748 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $3,271,235 represents estimated excise tax payments payable to

Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $3,463,269 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $1,759,979 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2013 and his average annual bonus earned (whether paid in cash or equity) during the 2008-2012 fiscal years; (b) $1,054,895 represents a lump sum payment for his 2013 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2013 fiscal year and is based on the triggering event occurring on December 31, 2013 and the performance period ending on November 30, 2013, in accordance with the terms of his Change in Control Agreement); (c) $57,138 represents a lump sum payment for unused vacation; (d) $25,359 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $1,336,891 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,537,726 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,080,378 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2013 and his average annual bonus earned (whether paid in cash or equity) during the 2008-2012 fiscal years; (b) $614,583 represents a lump sum payment for his 2013 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2013 fiscal year and is based on the triggering event occurring on December 31, 2013 and the performance period ending on November 30, 2013, in accordance with the terms of his Change in Control Agreement); (c) $43,269 represents a lump sum payment for unused vacation; (d) in the event of an involuntary not for cause termination followed by a change in control, $843,702 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $928,650 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)	Pursuant to the terms of the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2013, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2013. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement. As of December 31, 2013, all outstanding options under the 1993 Plan were vested and exercisable.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)

Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2013 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2013 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2013 fiscal year awards based on the Company’s projected levels of performance with respect to the 2013 performance goals. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(4)	For purposes of this column, we have assumed that, on December 31, 2013, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement.

(5)	For purposes of this column, we have assumed that, on December 31, 2013 a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 53 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2013, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $49,907 and $91,518, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 55 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2013 fiscal year, each non-employee director (other than the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) received an annual retainer of $55,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $85,000, $70,000 and $65,000, respectively, and the Lead Independent Director received an additional $2,500 (the pro-rated portion of the additional $10,000 annual retainer established for the Lead Independent Director for 2013). All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2013, each non-employee director also received a grant of 1,500 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

In February 2014, the Board increased (1) the annual retainer for each non-employee director (other than the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) to $65,000, (2) the annual retainer for the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee to $95,000, $80,000 and $75,000, respectively, and (3) the additional annual retainer for the Lead Independent Director to $15,000. For the 2014 fiscal year, each non-employee director will also receive, subject to the discretion of the Compensation Committee, 2,500 stock units under the 2009 LTIP. The Board made the foregoing changes upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed and considered competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Such competitive data indicated that our non-employee director compensation ranked as the second lowest in our Peer Group. The Compensation Committee also considered the input of Pearl Meyer.

Director Compensation Table for 2013

The following table summarizes the total compensation for the fiscal year ended December 31, 2013 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2013 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 59 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	55,000	38,175	—	93,175
Friedrich K.M. Böhm	72,500	38,175	—	110,675
William H. Carter (4)	85,000	38,175	—	123,175
Michael P. Glimcher (5)	55,000	38,175	—	93,175
Thomas D. Igoe	55,000	38,175	—	93,175
Norman L. Traeger	65,000	38,175	—	103,175
Sharen Jester Turney	55,000	38,175	—	93,175

(1)	The amounts shown reflect the annual retainers earned by our non-employee directors for the 2013 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm and William H. Carter, the amounts shown include $55,000 allocated to Common Shares (2,499 shares), $72,500 allocated to Common Shares (3,308 shares) and $85,000 allocated to Common Shares (3,863 shares), respectively, in each case pursuant to the Director Deferred Compensation Plan. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 40 of this Proxy Statement.

(2)	The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2013 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s 2013 Form 10-K. The 1,500 stock units granted to each of the non-employee directors on May 7, 2013 (which were the only equity awards granted to the non-employee directors during the 2013 fiscal year) had a grant date fair value of $26.41 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2013, Joseph A. Alutto, Ph.D., Friedrich K.M Böhm, William H. Carter, Michael P. Glimcher, Thomas D. Igoe, , Norman L. Traeger and Sharen Jester Turney held 9,527, 9,527, 2,500, 1,500, 9,527, 9,527, and 3,500 stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

(3)	As of December 31, 2013, each of Friedrich K.M. Böhm, Thomas D. Igoe and Norman L. Traeger held stock options to purchase 2,500 Common Shares, all of which were exercisable. Prior to the 2005 fiscal year, we annually granted each non-employee director stock options to purchase up to 2,500 Common Shares under the 1993 Plan. These stock options vested and became exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2013 with respect to the Common Shares issuable under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	1,947,287	$24.91	581,159
Equity compensation plans not approved by shareholders (2)	77,663	—	—
Total	2,024,950	$24.91	581,159

(1)	Consists of the 2009 LTIP (1,096,598 outstanding stock options and 29,500 outstanding stock units), the 1993 Plan (805,079 outstanding stock options), which plan expired in April 2009, and the Company’s 2006 Director Plan (16,110 outstanding stock units), which plan was terminated in May 2009. The weighted average exercise price relates to the stock options granted under the 2009 LTIP and the 1993 Plan. The stock units granted under the 2009 LTIP and the 2006 Director Plan are “full value awards” that were issued at an average unit price of $18.29 and $28.15, respectively, and will be settled at a future date in Common Shares on a one-for-one basis without the payment of any exercise price. As of December 31, 2013, the aggregate number of Common Shares with respect to which awards may be granted under the 2009 LTIP was 1,600,000 shares plus any shares subject to outstanding awards under the 1993 Plan as of May 5, 2009 that on or after May 5, 2009 cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares (309,194 shares at December 31, 2013). See “Proposal No. 4 — Approval of Amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan” beginning on page 20 of this Proxy Statement for information regarding the 2009 LTIP.

(2)	Consists of the Director Deferred Compensation Plan and the Executives’ Deferred Compensation Plan. At December 31, 2013, the average unit price of the outstanding “phantom stock” units granted under these plans was $22.68. Pursuant to these plans, our directors and eligible employees may defer the payment of all or a portion of their director fees and annual cash bonuses, respectively, and the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same date the fees or bonus is paid) without any discount on the Common Share price or premium applied to the deferred amount. The phantom stock units are settled at a future date in Common Shares on a one-for-one basis. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 55 of this Proxy Statement. For more information concerning the Director Deferred Compensation Plan, see note (1) to the Director Compensation Table for 2013 on page 69 of this Proxy Statement. Neither the Director Deferred Compensation Plan nor the Executives’ Deferred Compensation Plan provides for a specified limit on the number of Common Shares which may be attributable to participants’ accounts relating to phantom stock units and issued under the terms of these plans.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2013 fiscal year, the Audit Committee met four times. In addition, the Chairman, along with a member of the Audit Committee, met six times on behalf of the Audit Committee with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Responsibilities and Functions of the Independent Auditor, as adopted by the PCAOB in Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2013 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2013 Form 10-K that was filed with the SEC on February 28, 2014.

Audit Committee:

William H. Carter (Chairman)

Thomas D. Igoe

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2013 and December 31, 2012:

	Year Ended December 31,
	2013	2012
Audit Fees	$870,000	$860,000
Audit-Related Fees	229,000	293,000
Tax Fees	25,800	55,000
All Other Fees	—	—
Total	$1,124,800	$1,208,000

Audit Fees for the fiscal years ended December 31, 2013 and 2012 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $185,000 in 2013 and $190,000 in 2012 for the performance of audits of the Company’s assessment of internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2013 and 2012 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. In addition, the services in this category included services in 2013 and 2012 related to our issuance of common shares and senior subordinated convertible notes as well as review of the Company’s conclusions with respect to various accounting matters.

Tax Fees for the fiscal years ended December 31, 2013 and December 31, 2012 consisted of fees for the review of our 2012 federal tax return and our 2011 federal tax return, respectively, and the preparation of our state and local tax returns.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2013 and 2012 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2013 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements, except (1) Robert H. Schottenstein, who filed a Form 4 on April 22, 2013 to report six transactions relating to our redemption of Depositary Shares on April 10, 2013 that were inadvertently not previously reported on Form 4, and (2) Michael P. Glimcher, who filed a Form 4 on April 23, 2013 to report one transaction relating to our redemption of Depositary Shares on April 10, 2013 that was inadvertently not previously reported on Form 4.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2015 Annual Meeting of Shareholders must be received by the Company by December 3, 2014 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2015 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2015 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 16, 2015, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2015 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2015 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 7, 2015 nor earlier than February 6, 2015. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 13 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. We have also retained Georgeson Inc. to aid in the solicitation of proxies for an estimated fee of $18,500, plus reasonable out-of-pocket expenses. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason
J. Thomas Mason, Secretary

APPENDIX A

M/I HOMES, INC.

2009 LONG-TERM INCENTIVE PLAN

AS AMENDED

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1      “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2      “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3      “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4      “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5      “Board” shall mean the Board of Directors of the Company.

1.6      “Cash-Based Award” shall mean an Award granted pursuant to Article IX of the Plan.

1.7      “Cause” shall mean, unless otherwise provided in the related Award Agreement: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.8      “Change in Control” shall mean any of the following:

(a)      the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board;

provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b)      the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c)      the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d)      the sale or other disposition of all or substantially all of the assets of the Company; or

(e)      the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10      “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.11      “Company” shall mean M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.12      “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13      “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.14      “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.15      “Disability” shall mean:

(a)      with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b)      with respect to any other Award, unless otherwise provided in the related Award Agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.16      “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17      “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a)      If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b)      If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c)      If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.18      “Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.19      “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.20      “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.21      “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.22      “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23      “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.24      “Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.

1.25      “Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.

1.26      “Plan” shall mean the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

1.27      “Preexisting Plan” shall mean the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended.

1.28      “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.29      “Retirement” shall mean a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.30      “Shares” shall mean the common shares, par value $0.01 per share, of the Company.

1.31      “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

1.32      “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1      Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 2,600,000~~1,600,000~~, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2 and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2      Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or

Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares. Notwithstanding anything to the contrary in this Plan, Shares covered by an Award that are surrendered as payment of the exercise price of such Award or that are withheld to satisfy any taxes required to be withheld with respect to any taxable event arising with respect to such Award shall not again be available for issuance as Awards under this Plan.

2.3      Fiscal Year Limits. Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant any Participant (a) Options covering more than 700,000 Shares, (b) Stock Appreciation Rights covering more than 700,000 Shares, (c) more than 700,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 700,000 Shares, (e) Cash-Based Awards equal to more than $15,000,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 700,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $15,000,000 and (h) Full Value Awards covering more than 700,000 Shares.

2.4      Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

2.5      Full Value Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to 260,000~~70,000~~ Shares without regard to the minimum vesting requirements of Sections 7.3(a) and 9.1 of the Plan.

ARTICLE III

ADMINISTRATION

3.1      In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2      Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV

ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V

OPTIONS

5.1      Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2      Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3      Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4      Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5      Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

5.6      Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7      Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a)      The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b)      The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c)      No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1      Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2      Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3      Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4    Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5      Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

6.6      Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE VII

RESTRICTED STOCK

7.1      Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2      Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3      Terms, Conditions and Restrictions.

(a)      The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Award.

(b)      To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c)      Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4      Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a)      Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b)      Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1      Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than in pro rata installments over three years from the date of grant of the Award.

8.2      Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3      Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4      Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement.

ARTICLE IX

CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article 10.

ARTICLE X

PERFORMANCE-BASED AWARDS

10.1      In General. Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee. Any such Award must meet the requirements of this Article 10.

10.2      Performance Criteria.

(a)      For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:

(i)	Acquisition and integration of companies;
(ii)	Acquisition of assets;
(iii)	Balance Sheet Management

(iv)	Business process metrics (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);

(v)	Cash flow;
(vi)	Customer satisfaction;
(vii)	Debt leverage;
(viii)	Earnings per Share;
(ix)	Earnings before taxes, interest, depreciation and amortization;
(x)	Employee retention;
(xi)	Expense management/reduction;
(xii)	Gross margin;
(xiii)	Home sales;
(xiv)	Interest coverage ratio excluding impairments;
(xv)	Inventory turnover;
(xvi)	Inventory, land or lot improvement or reduction;
(xvii)	Investment management;
(xviii)	Maintenance or improvement of gross and operating profit margins;
(xix)	Market capitalization;
(xx)	Market share;
(xxi)	Net income;
(xxii)	Operating cash flow;
(xxiii)	Pretax income;
(xxiv)	Reduction or maintenance in selling, general and administrative expense;
(xxv)	Return on assets;
(xxvi)	Return on capital;
(xxvii)	Return on equity;
(xxviii)	Return on opening shareholder equity;
(xxix)	Return on operating assets;
(xxx)	Revenues;
(xxxi)	Shareholder returns;
(xxxii)	Share price; or
(xxxiii)	Share price appreciation.

(b)      Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

10.3      Establishment of Performance Goals. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.

10.4      Certification of Performance. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award. No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.

10.5      Modifying Performance-Based Awards. To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

10.6      Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.

ARTICLE XI

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, or Retirement of the Participant.

ARTICLE XII

CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1      In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2      Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without shareholder approval.

ARTICLE XIV

TRANSFERABILITY

14.1      Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2      A Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV

MISCELLANEOUS

15.1      No Right to Continue Services or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2      Tax Withholding.

(a)      The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or (iii) collected directly from the Participant.

(b)      Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3      Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

15.4      Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 16(d).

15.5      Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.6      Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

15.7      No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.8      Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.9      Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.10      Section 409A of the Code.

(a)      Awards granted pursuant to the Plan are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b)      If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to be paid or to the distribution of any portion of an Award that is subject to Section 409A of the Code and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such amount shall be paid or distributed on the first (1 st ) business day of the seventh (7 th ) month following such separation from service.

(c)      Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

15.11      Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan is May 5, 2009. No Incentive Stock Options shall be granted under the Plan after February 10, 2019 and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

APPENDIX B

M/I HOMES, INC.

2009 ANNUAL INCENTIVE PLAN

The purpose of the Plan is to foster and promote the long-term financial success of the Company and its Affiliates and to increase shareholder value by (a) providing Participants an opportunity to earn incentive compensation if specified performance objectives are met, (b) enabling the Company and its Affiliates to attract and retain talented employees, and (c) maximizing the deduction of compensation paid to Participants. Incentive Compensation payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and Treasury Regulation Section 1.162-27, and the Plan shall be interpreted consistently with such intention.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase will include any and all of its other forms.

1.1      “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2      “Affiliate” means any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.

1.3      “Board” means the Board of Directors of the Company.

1.4      “Cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.5      “Change in Control” means any of the following:

(a)      the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b)      the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c)      the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;

(d)      the sale or other disposition of all or substantially all of the assets of the Company; or

(e)      the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment of any Performance Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.6      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.7      “Committee” means the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is as an “outside director” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.8      “Common Shares” means the common shares, par value $0.01 per share, of the Company.

1.9      “Company” means M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.10      “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.11      “Disability” means: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer, or (c) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.12      “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.

1.13      “Participant” means an officer or other key employee of the Company or any Affiliate whom the Committee designates as eligible to participate in the Plan.

1.14      “Payment Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation under the Plan, as provided in Article IV of the Plan.

1.15      “Performance Award” means an award granted by the Committee under the Plan that is based on one or more of the Performance Criteria.

1.16      “Performance Criteria” means the criteria that are set forth in Section 3.3 of the Plan, any one or more of which may be used in establishing the terms and conditions of a Performance Award.

1.17      “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.

1.18      “Plan” means the M/I Homes, Inc. 2009 Annual Incentive Plan, as set forth herein and as may be amended from time to time.

1.19      “Retirement” means a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.20      “Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

ARTICLE II

ADMINISTRATION

The Plan shall be administered and interpreted by the Committee; provided that in no event shall the Plan be interpreted in a manner that would cause any Performance Award intended to be qualified performance-based compensation under Section 162(m) of the Code to fail to so qualify with respect to a Covered Employee. The Committee shall have the power and authority to construe, interpret and administer the Plan. Any determination made by the Committee under the Plan shall be final and conclusive on all persons.

ARTICLE III

ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA

3.1      Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Performance Awards may be granted under the Plan for such Performance Period consistent with the provisions of the Plan. Participants who participate in the Plan may also participate in other incentive or benefit plans maintained by the Company or any Affiliate.

3.2      Granting Performance Awards. For each Performance Period, the Committee may grant Performance Awards pursuant to the Plan, in such amounts and on such terms in accordance with the provisions of the Plan, as the Committee shall determine.

3.3      Performance Objectives.

(a)      For each Performance Period, the Committee will establish for each Performance Award the performance objectives that will be applied to determine the amount of Incentive Compensation payable with respect to such Performance Award. One or more of the following Performance Criteria shall be used by the Committee in setting performance objectives with respect to the Plan:

(i)	Acquisition and integration of companies;
(ii)	Acquisition of assets;
(iii)	Balance sheet management;

(iv)	Business process metrics (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);
(v)	Cash flow;
(vi)	Customer satisfaction;
(vii)	Debt leverage;
(viii)	Earnings per share;
(ix)	Earnings before taxes, interest, depreciation and amortization;
(x)	Employee retention;
(xi)	Expense management/reduction;
(xii)	Gross margin;
(xiii)	Home sales;
(xiv)	Interest coverage ratio excluding impairments;
(xv)	Investment management;
(xvi)	Inventory turnover;
(xvii)	Inventory, land or lot improvement or reduction;
(xviii)	Maintenance or improvement of gross and operating profit margins;
(xix)	Market capitalization;
(xx)	Market share;
(xxi)	Net income;
(xxii)	Operating cash flow;
(xxiii)	Pretax income;
(xxiv)	Reduction or maintenance in selling, general and administrative expense;
(xxv)	Return on assets;
(xxvi)	Return on capital;
(xxvii)	Return on equity;
(xxviii)	Return on opening shareholder equity;
(xxix)	Return on operating assets;
(xxx)	Revenues;
(xxxi)	Shareholder returns;
(xxxii)	Share price; or
(xxxiii)	Share price appreciation.

(b)      Different Performance Criteria and performance objectives may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

3.4      Modifying Performance Awards. To the extent consistent with Section 162(m) of the Code, performance objectives relating to such Performance Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

3.5      Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria or performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. Notwithstanding the foregoing, no adjustment shall be made under this Section 3.5 to the extent such adjustment would cause any award to a Covered Employee intended to qualify as qualified performance-based compensation under Section 162(m) of the Code to fail to so qualify.

3.6      Amount of Incentive Compensation. The amount of Incentive Compensation payable under the Plan if the performance objectives under a Performance Award are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner, as determined by the Committee. Also, the amount of Incentive Compensation payable may be stated as a target amount due if applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. As determined by the Committee, the amount of any Incentive Compensation payable under the Plan shall be subject to performance objectives consistent with Section 3.3 of the Plan. Notwithstanding anything in the Plan to the contrary, during any fiscal year of the Company, no Participant may receive Incentive Compensation of more than $5,000,000 through the Plan.

3.7      Period for Determining Performance Objectives and Amount of Incentive Compensation. With respect to each Performance Award, the performance objectives, the applicable Performance Period and the method for computing Incentive Compensation payable with respect to the Performance Award will be established by the Committee in writing before the outcome of such performance objectives is substantially certain but in no event later than the earlier of: (a) ninety (90) days after the beginning of the applicable Performance Period; or (b) the expiration of twenty-five percent (25%) of the applicable Performance Period.

3.8      Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which the applicable performance objectives with respect to any Performance Award have or have not been met and whether other material terms, if any, were satisfied.

3.9      Negative Discretion. In the Committee’s sole discretion, the amount of Incentive Compensation actually paid to a Participant may be less than the amount determined by the applicable performance objectives under a Performance Award; provided, however, that the exercise of such negative discretion by the Committee with respect to any Covered Employee shall not have the effect of increasing the amount of Incentive Compensation that is payable to any other Covered Employee.

ARTICLE IV

PAYMENT OF INCENTIVE COMPENSATION

Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan and except as otherwise provided in Section 6 of the Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in one or more cash payments (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.8 of the Plan; provided, however, that such Incentive Compensation shall be paid no later than the later of (i) the fifteenth (15 th ) day of the third (3 rd ) month following the end of the Participant’s first taxable year in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the fifteenth (15 th ) day of the third (3 rd ) month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1      Involuntary Termination Without Cause or Termination Due to Death, Disability or Retirement During Performance Period. If during a Performance Period a Participant’s employment is terminated involuntarily without Cause or as a result of the Participant’s death, Disability or Retirement, the

Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if the Participant had remained employed for the full Performance Period, which shall be determined and paid as follows:

(a) Following the end of the applicable Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of Incentive Compensation that otherwise would have been payable to the Participant under the Plan had his or her employment not terminated prior to the end of the Performance Period.

(b) The Committee will then multiply the amount determined in accordance with subsection (a) of this Section 5.1 by a fraction, the numerator of which is the number of whole calendar months the Participant was employed by the Company or any of its Affiliates and participated in the Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.

(c) Such resulting amount shall be paid at the time and in the manner provided for in Article IV of the Plan.

5.2      Forfeiture Upon Other Terminations During Performance Period. If a Participant’s employment terminates for any reason other than involuntary termination without Cause or due to the Participant’s death, Disability or Retirement prior to the end of a Performance Period, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

5.3      Termination After Performance Period. If a Participant’s employment terminates for any reason other than for Cause after the end of a Performance Period but prior to the Payment Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payment Date. If a Participant’s employment terminates for Cause after the end of a Performance Period but prior to the Payment Date, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

ARTICLE VI

CHANGE IN CONTROL

Unless otherwise determined by the Committee in connection with the establishment of a Performance Award, if a Change in Control occurs during a Performance Period, then the Performance Award of each Participant shall be considered to be earned and payable in the amount designated as “target” for such Performance Award. Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan, Incentive Compensation payable with respect to the Performance Award in accordance with this Section 6 shall be paid within thirty (30) days following the date of the Change in Control.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1      Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

7.2      No Right to Continue in Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate, or interfere with or restrict in any way the right of the Company or any Affiliate to terminate any Participant at any time.

7.3      Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

7.4      Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective beneficiaries, heirs, and personal representatives.

7.5      Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.6      Section 409A of the Code. The Plan is intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

7.7      Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

7.8      Beneficiaries. A Participant’s beneficiary who shall receive any payments which may be made under the Plan following the Participant’s death shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

7.9      Effect of the Plan. Neither the adoption of the Plan, nor any action of the Committee hereunder, shall be deemed to give any Participant any right to receive Incentive Compensation or to be granted a Performance Award hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to give any Participant any right to any compensation, except as expressly provided herein, or create any type of fiduciary relationship between the Company and its Affiliates and a Participant or any other person.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations; provided, however, the Committee may not amend the Plan to change the Performance Criteria without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Section 162(m) of the Code.

ARTICLE IX

EFFECTIVE DATE

The Plan shall be effective on January 1, 2009; subject to shareholder approval that is consistent with the shareholder approval requirements of Section 162(m) of the Code.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 6, 2014.

Vote by Internet
• Go to www.envisionreports.com/MHO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on  a touch tone telephone

  • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and FOR Proposal No. 2,
Proposal No. 3, Proposal No. 4, Proposal No. 5 and Proposal No. 6.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Joseph A. Alutto, Ph.D.	☐	☐	02 - Phillip G. Creek			☐	☐	03 - Norman L. Traeger	☐	☐

				For	Against	Abstain					For	Against Abstain

2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To adopt an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of common shares that the Company is authorized to issue			☐	☐ ☐

4.	To approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan to (1) increase the number of common shares available for issuance under the plan and (2) increase the number of common shares that may granted under the plan in the form of full value awards without minimum vesting requirements			☐	☐	☐	5.	To reapprove the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan			☐	☐ ☐
							6.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year			☐	☐ ☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                                     01SCRB

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of Shareholders of

M/I Homes, Inc.

Tuesday, May 6, 2014, 9:00 a.m., Local Time

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 6, 2014.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 6, 2014, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the adoption of the proposed amendment to the Amended and Restated Articles of Incorporation of M/I Homes, Inc. (Proposal No. 3), FOR the approval of the proposed amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan (Proposal No. 4), FOR the reapproval of the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan (Proposal No. 5), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 6). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April     , 2014, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2013 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2013 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and
FOR Proposal No. 2, Proposal No. 3, Proposal No. 4, Proposal No. 5 and Proposal No. 6.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Joseph A. Alutto, Ph.D.	☐	☐	02 - Phillip G. Creek			☐	☐	03 - Norman L. Traeger	☐	☐
				For	Against	Abstain					For	Against	Abstain
2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To adopt an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of common shares that the Company is authorized to issue			☐	☐	☐

4.	To approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan to (1) increase the number of common shares available for issuance under the plan and (2) increase the number of common shares that may granted under the plan in the form of full value awards without minimum vesting requirements			☐	☐	☐	5.	To reapprove the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan			☐	☐	☐
							6.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01SCSB

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 6, 2014.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 6, 2014, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the adoption of the proposed amendment to the Amended and Restated Articles of Incorporation of M/I Homes, Inc. (Proposal No. 3), FOR the approval of the proposed amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan (Proposal No. 4), FOR the reapproval of the material terms of the performance goals under the M/I Homes, Inc. 2009 Annual Incentive Plan (Proposal No. 5), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 6). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April     , 2014, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2013 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders is hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2013 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.